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                                                                   Exhibit 10.13















                               AGREEMENT OF LEASE

                                 BY AND BETWEEN

                                  NBP 132, LLC
                                    LANDLORD

                                       AND

                         AMERITRADE HOLDING CORPORATION
                                     TENANT

                          (132 NATIONAL BUSINESS PARK)



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         AGREEMENT OF LEASE
                            NBP 132, LLC ("LANDLORD")
                    AMERITRADE HOLDING CORPORATION ("TENANT")


         TABLE OF CONTENTS

1.       Definitions and Attachments  1
2.       Demise and Measurement of Premises  3
3.       Term  3
4.       Security for Tenant's Obligations Under Lease  5
5.       Use  6
6.       Rent  6
7.       Requirements of Applicable Law  10
8.       Certificate of Occupancy  11
9.       Contest-Statute, Ordinance, Etc.  11
10.      Tenant's Improvements  11
11.      Repairs and Maintenance  12
12.      Conduct on Premises  14
13.      Insurance  15
14.      Rules and Regulations  16
15.      Mechanics' Liens  16
16.      Failure to Repair 16
17.      Property -- Loss, Damage  17
18.      Destruction -- Fire or Other Casualty  17
19.      Eminent Domain  18
20.      Assignment and Subletting  18
21.      Default; Remedies; Bankruptcy of Tenant  19
22.      Damages  20
22A.     Tenant's Remedies Upon Landlord's Default  21
23.      Services and Utilities  21
24.      Electric Current  22
25.      Telephone and Telecommunications Equipment  22
26.      Acceptance of Premises  23
27.      Inability to Perform    23
28.      No Waivers  24
29.      Access to Premises and Change in Services  24
30.      Estoppel Certificates  24
31.      Subordination  24
32.      Attornment and Non-Disturbance  24
33.      Notices  25
34.      Tenant's Rooftop Rights  25
35.      Tenant's Space  26
36.      Quiet Enjoyment  30
37.      Vacation of Premises  30
38.      Members' Liability  31
39.      Separability  31
40.      Indemnification  31
41.      Captions  32
42.      Brokers  32
43.      Recordation  32
44.      Successors and Assigns  32
45.      Integration of Agreement  32
46.      Hazardous Materials; Indemnity  32
47.      Americans with Disabilities Act  33
48.      Several Liability  34
49.      Landlord's Representations  34
50.      Exterior Building Signage  34
51.      Security System  35
52.      Rights of First Refusal  35
53.      Expansion Option  36
54.      Parking  37
55.      Tenant's Termination Rights  37
56.      Year 2000 Compliance  37



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                           132 NATIONAL BUSINESS PARK


      THIS AGREEMENT OF LEASE (this "Lease") made this 28th day of July, 1999, by and between NBP 132, LLC, a Maryland limited liability company (the "Landlord") and AMERITRADE HOLDING CORPORATION, a Delaware corporation (the "Tenant"), witnesseth that the parties hereby agree as follows:

                              W I T N E S S E T H:
      THAT FOR AND IN CONSIDERATION of the mutual covenants and agreements herein contained, the parties hereto do hereby covenant and agree as follows:

1.    Definitions and Attachments.

      1.1    Certain Defined Terms.

             1.1.1 "Building" means the office building known as "132 National Business Park" located at 132 National Business Park, Annapolis Junction, Maryland 20701, which is located within the Anne Arundel County, Maryland.

             1.1.2 "Premises" means the entire rentable square footage of the Building, as shown on the floor plans attached hereto and made a part hereof as Exhibit "A".

             1.1.3 "Rentable Area of the Premises" means 120,000 rentable square feet, subject to adjustment in accordance with BOMA standards (ANSI Z65.1-1980).

             1.1.4 "Tenant's Proportionate Share of the Building" means that percentage which is computed by a fraction, the numerator of which is the Rentable Area of the Premises and the denominator of which is the Rentable Area of the Building. As of the date of this Lease, Tenant's Proportionate Share is one hundred percent (100%).

             1.1.5 "Initial Term" means a period of ten (10) lease years plus the part of a month mentioned in Section 3.1, commencing and ending as provided in Section 3.1.

             1.1.6 "Renewal Term" means two (2) additional periods of five (5) years each, commencing and ending as provided in Section 3.3.

             1.1.7 "Annual Base Rent" means the amount obtained by multiplying the Rentable Area of the Premises by the amount set forth on the following schedule:

Rental Year                Annual Base Rent Per Square Foot
-----------------------------------------------------------
         1                          $15.95
         2                          $15.95
         3                          $16.43
         4                          $16.92
         5                          $17.43
         6                          $17.95
         7                          $18.49
         8                          $19.04
         9                          $19.61
         10                         $20.20

             1.1.8 "Target Date" means April 30, 2000.

             1.1.9 Intentionally Left Blank.

             1.1.10 Intentionally Left Blank.

             1.1.11 "Tenant Notice Address" means

                         Ameritrade Holding Corporation
                         135 National Business Park, 1st Floor
                         Annapolis Junction, Maryland 20701

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                         Attn: Legal Department
                         Telecopier (240)-568-3528

                         Ameritrade Holding Corporation
                         4211 South 102nd Street
                         Omaha, Nebraska 68127
                         Attn: Chief Financial Officer
                         Telecopier 402-597-7789

             1.1.12 "Allowance" means the sum of (i) $25.00 per rentable square feet of area in the Premises and (ii) $7,550.00. See Section 35.

             1.1.13 "Broker" means CB Richard Ellis, Inc.

1.2.  Additional Defined Terms.

      The following additional terms are defined in the places in this Lease noted below:

         Term                           Section
"ADA"  47
"Applicable Laws"  7
"Building Expenses"  6.2.2
"Commencement Date"  3.1
"Common Areas"  6.2.4
"Cost of Building Expenses Per Square Foot"  6.4
"Cost of Taxes Per Square Foot"  6.3
"Hazardous Material"  46
"HVAC"  23
"Landlord's Notice"  3.3
"Lease Year"  6.2.5
"Mortgagee"  31
"Prevailing Renewal Market Rate"  3.3
"Property"  6.2.1
"Rent Credit"  6.1
"Substantially Complete"  3.2
"Successor"  32
"Taxes"  6.2.3
"Term"  3.4

1.3.  Attachments.

      The following documents are attached hereto, and such documents, as well as all drawings and documents prepared pursuant thereto, shall be deemed to be a part hereof:

      Exhibit "A" -Floor Plans
      Exhibit "B" -Rules and Regulations
      Exhibit "C" -Landlord's Work (Schedules of Landlord's Items, Communication
                   Infrastructure and Project Description)
      Exhibit "D" -Estoppel Certificate
      Exhibit "E" -Subordination, Attornment and Non-Disturbance Agreement' Exhibit "F" -Commencement Date Agreement
      Exhibit "G" -Right of Other Tenants in Other Existing Park Buildings Exhibit "H" -Definition of "Substantial Completion of the Base Building"

2. Demise and Measurement of the Premises. Landlord hereby leases unto Tenant, and Tenant does hereby rent from Landlord the Premises. In addition thereto, Tenant shall have the right to use, on an exclusive basis, unless and until other tenants occupy the building and in such case, on a non-exclusive basis, and in common with the other tenants of the Building the Common Areas of the Building (as that term is defined in Section 6.2.4 hereof). Within thirty
(30) days after the Commencement Date, Landlord shall determine the rentable area of the Building and the Premises. The Premises and the Building shall be measured by a third-party architect, in accordance with BOMA standards (ANSI Z65.1-1980) upon completion of


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the Building and the Premises and the parties shall enter into a written amendment to this Lease memorializing the rentable square footage of the Building and the Premises and with a proportionate adjustment to Base Rent, additional rent and any prior payments which have been made by Tenant.

3.    Term.

      3.1 Commencement Date and Term. This Lease shall commence on the "Commencement Date" (as herein defined) and shall be for the Initial Term, plus the portion of a calendar month, if any, from the Commencement Date to the last day of the calendar month in which such Commencement Date occurs. As used in this Lease, the term "Commencement Date", as advanced or postponed pursuant to the terms hereof, shall be defined as the date which is thirty (30) days following that date which all of the following events have occurred, namely (i) the Premises are "substantially complete", as defined in Section 3.2 following,
(ii) Landlord has given Tenant written notice that the Premises are "substantially complete;" and (iii) Landlord has delivered the Premises to Tenant. Notwithstanding anything herein to the contrary, if Landlord and Tenant agree that Tenant shall accept a phased delivery of the Premises (for example, but not by way of limitation, the first floor to be delivered prior to the balance of the Premises), (a) the Commencement Date shall be deemed to occur when the criteria described in the second sentence of this Section 3.1 has occurred for the portion of the Premises so delivered, and (b) the first lease year shall be deemed to end on the last day of the twelfth (12th) full month after the Commencement Date has occurred for the last portion of the Premises to be delivered by Landlord to Tenant. Within thirty (30) days after request by Landlord, Tenant shall execute the Commencement Date Agreement substantially in the form attached hereto as Exhibit "F". The parties acknowledge and agree that all of the terms of this Lease shall be binding upon the parties from the date of substantial completion and delivery of the Premises until the Commencement Date, except that Tenant will not be required to pay any Base Rent or additional rent during such period. Notwithstanding anything herein to the contrary, if Tenant elects to construct the improvements to the Premises other than the Landlord's Items, the Commencement Date shall be deemed to be that date which is ninety (90) days following that date on which all of the following events have occurred, namely (i) the Base Building has been substantially completed (as defined in Section 35.1 and on Exhibit H), (ii) Tenant's architect has certified to Tenant that the Base Building is "substantially completed," (iii) Landlord has delivered the Premises to Tenant; and (iv) subsections (iii), (iv) and (v) of Section 3.2 have been completed.

         3.2 Substantial Completion. Subject to the provisions of Section 35, Landlord shall use its reasonable efforts to "substantially complete" the Premises by the Target Date, provided that the Target Date shall be extended for the number of days of delay caused solely by Tenant failing to satisfy its obligations under Section35. "Substantially complete" means that subject to Tenant's architect's written certification: (i) the construction of the improvements described in Section 35 has been completed (with the exception of (x) the installation and operation of the generator and of (y) minor punchlist items, as more fully described in Section 35.5) so that Tenant can use the Premises, the Building and the Property, including the parking areas serving the Building and the common areas, for their intended purposes without interference to Tenant conducting its ordinary business activities, (ii) the Premises have been approved for occupancy by governmental authorities having jurisdiction and all of the requisite permits have been issued, (iii) Tenant has ready and unobstructed access to the Property, Building and Premises through the lobby, parking areas on the Property, exterior doors, hallways and elevators, (iv) the Premises are ready for installation of any equipment, furniture, fixtures or decoration that Tenant will install, and (v) the Premises, the Building and the Property are free of any asbestos or any other Hazardous Materials (as defined herein). Landlord shall keep Tenant and Tenant's consultant's advised using bi-weekly reports as to its progress with regard to "substantially completing" the Premises by the Target Date and shall notify Tenant at least eight (8) weeks in advance of the anticipated date of substantial completion of the Premises.

         3.3 Options to Extend Lease Term. Provided Tenant is not in default of its obligations to Landlord pursuant to this Lease beyond any applicable cure period at the time of exercising its option to extend the Term, Tenant shall have the option to extend the Initial Term of this Lease for all or any portion of the Premises for two (2) additional periods of five (5) years each (the "First Renewal Term", the "Second Renewal Term" or collectively the "Renewal Terms") to commence immediately upon the expiration of the


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Initial Term or the First Renewal Term, as applicable. Tenant shall be required to extend the Term for at least one (1) full floor of the Premises; provided, however, that if the data center comprises less than one (1) full floor and Tenant desires to extend the Term for only the area where the data center is located, Tenant shall have the right to extend the Term for an area which is less than a full floor.

      Tenant's lease of the Premises during the First Renewal Term and Second Renewal Term shall be upon the same terms, covenants and conditions contained in this Lease, except that Tenant shall pay to Landlord as Base Rent that amount equal to the "Prevailing Renewal Market Rate" for the Premises for the First Renewal Term or the Second Renewal Term, as applicable, as hereinafter defined (including annual adjustments). For purposes of this Section 3.3, the term "Prevailing Renewal Market Rate" shall mean the then prevailing market rate being charged for comparable renewal space in comparable office buildings constructed no later than one (1) year after completion of the Building within a ten (10) mile radius of the Premises (excluding the Town Center of Columbia, Maryland), with consideration given for Tenant's occupying the entire Building, construction allowances, free rent, and other concessions or premiums or lack thereof, and reduced leasing commissions, no vacant time in the Premises and consistency within Landlord's portfolio. In order to exercise its option granted herein, Tenant shall notify Landlord in writing of its intent to renew not less than two hundred seventy (270) days prior to the expiration of the Initial Term or the First Renewal Term, as applicable, and the area to be renewed, provided that such area shall be subject to the provisions of the first paragraph of this
Section 3.3. Within ten (10) days following the exercise by Tenant of its option to extend the Lease for the First Renewal Term or the Second Renewal Term, as applicable, Landlord shall notify Tenant in writing of its determination of the Prevailing Renewal Market Rate for the First Renewal Term or the Second Renewal Term, as applicable, as reasonably determined by Landlord and of any reasonable objections (resulting from Landlord's reasonable determination of its ability (or inability) to relet the balance of the area on the floor(s) for which Tenant is not exercising its renewal options) which Landlord may have to the area of the Premises which Tenant has designated will be renewed ("Landlord's Notice"). Within ten (10) days after receipt of Landlord's Notice, Tenant shall notify Landlord in writing of Tenant's acceptance or rejection of such rate. If Tenant shall accept such Prevailing Renewal Market Rate, Landlord and Tenant shall enter into an amendment to this Lease acknowledging such renewal and setting forth any terms at variance with the terms of this Lease. If within the ten (10) day period, Tenant shall reject such Prevailing Renewal Market Rate as determined by Landlord for the First Renewal Term or the Second Renewal Term, as applicable, then within ten (10) days thereafter, Landlord and Tenant shall meet at a mutually acceptable time and place and shall use their reasonable efforts to agree upon the Prevailing Renewal Market Rate. If Landlord and Tenant shall fail to agree upon such Prevailing Renewal Market Rate within the ten (10) day period, Landlord and Tenant shall each appoint an independent commercial leasing broker licensed in the Maryland area within the next ten (10) days (the "Brokers"). Such Brokers shall deliver their respective estimates of the Prevailing Renewal Market Rate within ten (10) days after being appointed. If the estimates of the Prevailing Renewal Market Rate as quoted by the Brokers are within ten percent (10%) of each other, the Prevailing Renewal Market Rate shall be deemed to be the average of the estimates presented by the Brokers. If the estimates of the Prevailing Renewal Market Rate as quoted by the Brokers differ by more than ten percent (10%), then Landlord and Tenant shall jointly appoint a third independent commercial leasing broker licensed in the Maryland area within ten (10) days after the receipt of the initial brokers' estimates (the "Third Broker") who shall deliver its estimate of the Prevailing Renewal Market Rate within ten (10) days after being appointed and such estimate shall be deemed to be the Prevailing Renewal Market Rate. Tenant shall notify Landlord within ten
(10) days after receipt of the estimate of the Prevailing Renewal Market Rate (whether as resulting from the average of the Brokers or from the Third Broker, as applicable), whether Tenant shall accept such Prevailing Renewal Market Rate, whereupon Landlord and Tenant shall enter into an amendment to this Lease acknowledging such renewal and setting forth any terms at variance with the terms of this Lease. If Tenant does not accept such Prevailing Renewal Market Rate within the aforesaid ten (10) day period, then Tenant's option to extend the Lease for the First Renewal Term or the Second


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Renewal Term, as applicable, shall be void and inoperable. Landlord and Tenant shall each pay the fee of the broker designated by them originally and shall split the fees of the Third Broker.

      3.4 Definition of "Term". As used herein, the word "Term" shall refer to the Initial Term the First Renewal Term or the Second Renewal Term, if applicable.

4. Security for Tenant's Obligations Under Lease. Simultaneously with the full execution of this Lease, Landlord shall obtain and maintain an insurance policy of which Landlord is the sole beneficiary, as security for the financial solvency of Tenant, and Tenant's successors and assigns, during the Term of this Lease. Tenant shall pay for one-half (1/2) of the premium costs incurred by Landlord to obtain such policy. The insurance policy shall be issued by an insurance carrier rated by Best's Insurance Guide at least "A+" as to general policyholder's rating and shall be a non-deductible policy with limits of at least Two Million Six Hundred Thousand Dollars ($2,600,000.00) for rental loss and One Million Dollars ($1,000,000.00) to cover the costs of the tenant improvements made in the Premises by Landlord. The loss event under the insurance policy shall be the voluntary filing or involuntary filing of bankruptcy by Tenant or Tenant's successor or assigns pursuant to the Federal Bankruptcy Code or any similar federal or state proceeding, unless such petition is filed by a party other than Tenant and is withdrawn or dismissed within seventy-five (75) days after the date of its filing. Landlord shall be permitted to recover under the insurance policies the actual loss incurred by Landlord up to the limits of the insurance policy. After the receipt of written invoice from Landlord for one-half (1/2) of the insurance premiums (provided that Tenant's portion shall not exceed $25,000.00), together with supporting documentation, Tenant shall either (i) reimburse Landlord within thirty (30) days of the date of the invoice, or (ii) notify Landlord within fifteen (15) days after receipt of a written invoice that Tenant desires to increase the Base Rent due hereunder, by amortizing the costs of the insurance premium over the Initial Term (or the then remaining time left in the Initial Term if the premium applies to a renewal of the initial policy) applying an annual interest rate of twelve percent (12%). If Tenant elects option (ii) in the immediately preceding sentence, Landlord and Tenant shall enter into an Amendment to this Lease within thirty (30) days after the date of Tenant's election which establishes the new Base Rent schedule and if applicable, Tenant shall pay Landlord retroactively for any additional amounts which may be due to Landlord based on the amortization. Notwithstanding anything herein to the contrary, if after the third lease year, Tenant has a "BBB" investment grade or higher as determined by at least two (2) of the national rating agencies (such as Dun & Bradstreet, Duff & Phelps or Standard &Poor), Tenant shall not be required to continue to maintain the insurance policy described herein. If Tenant has not obtained such investment grade, Tenant shall continue to maintain the insurance policy described herein on at least an annual basis until such time as Tenant has obtained such investment grade. If Tenant is required to continue to maintain the insurance, Tenant shall advise Landlord within forty-five (45) days prior to the expiration of the third (3rd) lease year whether it desires Landlord to purchase an insurance policy with a one (1) year term or a three (3) year term and how it elects to pay for one-half (1/2) of such insurance premium (i.e., reimbursement within thirty (30) days after receipt of invoice or amortizing the costs into Base Rent, applying an annual interest rate of 12% over the then remaining balance of the Term).

5. Use. Tenant shall use the Premises during the Term of this Lease solely for general office, and instructional purposes, computer support services, data center, information systems, research and development and related purposes in accordance with applicable zoning regulations and for no other purpose.

6.    Rent.

      6.1 Base Rent. As rent for the Premises during each year of the Term, Tenant shall pay to Landlord an Annual Base Rent, in equal monthly installments, in advance on the first day of each calendar month during the Term, and without deduction, setoff or demand in accordance with the schedule set forth in Section
1.1.7 above. In addition to the Base Rent, if the Term should commence on a day other than the first day of a calendar month, Tenant shall pay to Landlord upon the Commencement Date, a sum equaling that percentage of the monthly rent installment which equals the percentage of such calendar month falling within the Term. Notwithstanding anything herein to the contrary, Tenant shall receive a credit in the amount of Nine Hundred Two Thousand Dollars ($902,000.00) (the "Rent Credit") against the first

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installments of Annual Base Rent and additional rent which shall become due under the terms of this Lease. If, however, there is an Event of Default during the Initial Term of this Lease which results in Landlord's termination of this Lease, the unamortized amount of the Rent Credit shall be deemed to be due and payable, together with any and all other sums due hereunder. Landlord and Tenant acknowledge and agree that after the parties re-measure the Premises pursuant to
Section 2 above, the parties shall recompute the Rent Credit, if necessary, to be an amount obtained by the following equation:

      A=     ($22.55 x Number of Rentable Square Feet in Premises)
                                            12

      Rent Credit = A multiplied by 4.

      6.2 Definitions. For the purposes hereof, the following definitions shall apply:

             6.2.1 "Property" shall mean the Building, the land upon which same is situated and all fixtures and equipment thereon or therein, all commonly owned or shared appurtenances, including but not limited to, parking areas, walkways, landscaping and utilities, whether located on the land upon which the Building is situated or elsewhere.

             6.2.2 "Building Expenses" shall be all those reasonable expenses paid or incurred by Landlord in connection with the owning, maintaining, operating and repairing of the Property or any part thereof, in a manner consistent with first-class suburban office buildings in the Baltimore-Washington metropolitan area and shall include, without limitation, the following:

                    6.2.2.1 All costs and expenses of operating, repairing, lighting, cleaning, and insuring (including liability for personal injury, death and property damage and workers' compensation insurance covering personnel) the Property or any part thereof, as well as all costs incurred in removing snow, ice and debris therefrom and of policing and regulating traffic with respect thereto, and depreciation of all machinery and equipment used therein or thereon, drainage, lighting facilities, landscaping (including replanting and replacing flowers and other planting);

                    6.2.2.2 Subject to the provisions of Sections 23 and 24, electricity, steam and fuel used in lighting, heating, ventilating and air conditioning and all costs, charges, and expenses incurred by Landlord in connection with any change of any company providing electricity service if Tenant requests such change, including, without limitation, maintenance, repair, installation and service costs associated therewith; 6.2.2.3 Maintenance and repair of mechanical and electrical equipment including heating, ventilating and air conditioning equipment;

                    6.2.2.4 Window cleaning and janitor service, including equipment, uniforms, and supplies and sundries;

                    6.2.2.5 Maintenance of elevators, stairways, rest rooms, lobbies, hallways and other Common Areas;

                    6.2.2.6 Repainting and redecoration of all Common Areas;

                    6.2.2.7 Repair and maintenance of the parking areas, pavement, curbs, walkways, including without limitation, the resurfacing and striping of said areas which are required as a result of Tenant's use of the parking areas, as opposed to repairs or maintenance which are required as a result of defects in the design and construction which shall remain Landlord's sole responsibility and expense;

                    6.2.2.8 Sales or use taxes on supplies or services;

                    6.2.2.9 Intentionally Left Blank.

                    6.2.2.10 Management fees, wages, salaries and compensation of all persons to the extent actively engaged in the maintenance, operation or repair of the Property


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(including Landlord's share of all payroll taxes);

                    6.2.2.11 Accounting and engineering fees and expenses, except for those related to disputes with other tenants of the Park or the Building or which are a result of and/or are based on Landlord's negligence or other tortious conduct or breach of this Lease or any other obligation of Landlord to Tenant;

                    6.2.2.12 Intentionally Left Blank; and

                    6.2.2.13 All other expenses which under generally accepted accounting principles would be considered as an expense of maintaining, operating, or repairing the Property. Notwithstanding the foregoing, all expenses (whether or not such expenses are enumerated on items 1 through 12 of this Section 6.2.2) which would be considered capital in nature under generally accepted accounting principles shall be excluded from "Building Expenses."

             Notwithstanding anything herein to the contrary, Building Expenses shall not include the following:

             (a) initial construction costs of the Building, the Property and the Premises, including, but not limited to, repairs and maintenance necessary because of the failure to design or construct or build out properly;

             (b) any costs which are collectible by or reimbursable to Landlord under any other provision of this Lease or pursuant to a contractor's or other tenant's obligation;

             (c) the costs of repairs or other work occasioned by any casualty or other matter which is covered by insurance, exclusive of deductibles and cost of adjustment;

             (d) principal and interest on debt or amortization payments on a mortgage or deed to secure debt and rental under any ground lease or other underlying lease;

             (e) the costs incurred related to maintaining Landlord's existence as an entity;

             (f) any expenses for repairs or maintenance which are covered by warranties and/or construction contracts or owing to a defect or omission in design for which an architect, contractor or engineer would be liable;

             (g) professional expenses, except to the extent relating to contesting of Taxes;

             (h) any costs representing an amount paid to an entity relating to Landlord, except to those costs relating to Landlord's related property management company, Corporate Realty Management, LLC ("CRM") so long as such fees or costs to CRM shall not exceed market price at which the same services can be obtained from another qualified party;

             (i) the cost of capital improvements as determined under GAAP;

             (j) the cost of acquiring additional land or buildings or the construction of new facilities;

             (k) costs and expenses in connection with the compliance, removal, repair or replacement of items pursuant to applicable federal, state or local laws, including, but not limited to, the Americans with Disabilities Act and the Clean Air Act, unless such costs or expenses are required by Tenant's specific use of the Premises;

             (l) any items reimbursed by insurance proceeds;

             (m) salaries of employees, officers, and executives of Landlord;

             (n) replacement reserves;

             (o) fines, penalties and late charges;


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             (p) any costs relating to any other tenants or occupants of the
Building or the Park;

             (q) costs and expenses incurred by Landlord or Landlord's agents as a result of their negligence or willful misconduct;

             (r) costs and expenses incurred by Landlord in challenging the application of any applicable laws, fees, expenses incurred as a result of application process unless the savings shall exceed the costs and expenses;

             (s) any costs due to a sale, leasing or financing or aborted sale or leasing or financing of the Building or the Premises; and

             (t) costs of any restoration after a casualty or condemnation.

             6.2.3 "Taxes" shall mean all real property taxes including currently due installments of assessments, sewer rents, ad valorem charges, water rates, rents and charges, front foot benefit charges, and all other governmental impositions in the nature of any of the foregoing and which are typical of first-class suburban office buildings in the Baltimore-Washington metropolitan area. Excluded from Taxes are (i) federal, state or local income taxes, (ii) franchise, gift, transfer, excise, capital stock, estate or inheritance taxes, and (iii) penalties or interest charged for late payment of Taxes. If at any time during the Term the method of taxation prevailing at the commencement of the Term shall be altered by an entity with the authority to do so as to cause the whole or any part of the items listed in the first sentence of this subparagraph to be levied, assessed or imposed, wholly or partly as a capital levy, or otherwise, on the rents received from the Building, wholly or partly in lieu of imposition of or in addition to the increase of taxes in the nature of real estate taxes issued against the Property, then the charge to Landlord resulting from such altered additional method of taxation shall be deemed to be within the definition of "Taxes."

             6.2.4 "Common Areas" shall mean those areas and facilities which are furnished to the Building by Landlord for the non-exclusive general common use of tenants and other occupants of the Building, their officers, employees, and invitees, including (without limitation) the hallways, stairs, parking facilities, washrooms, and elevators, such areas to be consistent with first-class suburban office buildings in the Baltimore-Washington metropolitan area.

             6.2.5 "Lease Year" shall mean the first twelve (12) month period following the Commencement Date and each succeeding twelve (12) month period thereafter up to the end of the Term; provided, however, that if the Commencement Date shall occur on a day other than the first day of a calendar month, then the first Lease Year shall include that portion of a calendar month in which the Commencement Date occurs in addition to the first twelve (12) month period.

      6.3 Rent Adjustments for Taxes. Tenant shall pay to Landlord, the amount of Taxes due solely in connection with the Building, as additional rent, prior to the imposition of late fees or penalties. Any additional rent due Landlord under this Section shall be due and payable within thirty (30) days after Landlord shall have submitted a detailed written statement to Tenant showing the amount due. For Tenant's obligation for such additional rent at the beginning or end of the Lease, see Section 6.5. Landlord may, in its discretion, make a reasonable estimate of such additional rent with respect to Taxes, and require Tenant to pay each month during such year 1/12 of such amount, at the time of payment of monthly installments of Base Rent. In such event, Tenant shall pay, or Landlord shall refund to Tenant, any underpayment or overpayment of such additional rent within thirty (30) days of Landlord's annual written statement of Taxes due.

      All reasonable expenses incurred by Landlord (including attorneys', appraisers' and consultants' fees, and other costs) in contesting any increase in Taxes or any increase in the assessment of the Property shall be included as an item of Taxes for the purpose of computing additional rent due hereunder. If Landlord has not initiated a contest, Tenant shall have the right to request Landlord to contest the Taxes levied on the Property and Landlord shall

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

then initiate the contest and shall diligently prosecute such contest to completion. In such event, Tenant shall have the right to participate in the contest in coordination with Landlord and Landlord's counsel.

      6.4 Rent Adjustments for Building Expenses. On or before March 31 of each Lease Year, Landlord shall compute the Building Expenses for such year. Tenant shall pay to Landlord, as additional rent, the estimated amount of Building Expenses due. Such additional rent shall be computed on a year-to-year basis. Any such additional rent shall be due within thirty (30) days after Landlord has submitted a written statement to Tenant showing the amount due. Landlord may, in its discretion, make a reasonable estimate of such additional rent with respect to any calendar year, and require Tenant to pay each month during such year 1/12 of such amount, at the time of payment of monthly installments of Base Rent. In such event, Tenant shall pay, or Landlord shall refund to Tenant any underpayment or overpayment of such additional rent within thirty (30) days of Landlord's written statement of actual Building Expenses for the Calendar year. Notwithstanding anything to the contrary contained herein, Landlord shall use diligent efforts to keep Building Expenses at reasonable amounts, while maintaining the Building as a first class suburban office building in the Baltimore-Washington area. Notwithstanding anything herein to the contrary, after the first full operating year of the Building and continuing for the next five (5) years thereafter, in no event shall the Building Expenses for controllable expenses (which are defined as all Building Expenses other than expenses for utilities, Taxes and snow and ice removal) increase by more than five percent (5%) from the amount paid for the prior Lease Year. At the completion of the sixth Lease Year, Landlord and Tenant agree to re-negotiate the limit on annual increases of controllable Building Expenses for the balance of the Initial Term, based on the then current Building Expenses and to then continue to re-negotiate the limit every five (5) years thereafter.

      6.5 Tenant's Right to Review Books and Records. Tenant shall be entitled at any reasonable time during regular business hours, after giving prior written notice thereof to Landlord of at least forty-eight (48) hours, to inspect in Landlord's business office (or at such other location as they may be kept) Landlord's books and records relating to the statement of Building Expenses and Taxes for the Building relating to the current year and the three
(3) prior years and the allocation thereof to Tenant, and to obtain an audit thereof by an independent certified public accountant selected by Tenant to determine the accuracy of the amount of such Building Expenses and Taxes attributed by Landlord to Tenant. Notwithstanding the foregoing, unless Tenant shall have given Landlord written notice of exception to any statement of Taxes or Building Expenses within one hundred twenty (120) days after delivery thereof, the applicable statement shall be conclusive and binding on Tenant. If any such audit discloses a liability for Tenant's proportionate share of Building Expenses and Taxes for any calendar year (or any prior year as noted above) which is less than that amount which Landlord has attributed to Tenant for such calendar year, Landlord shall promptly refund to Tenant so much of such amount paid by Tenant for such calendar year as exceeds the amount for which Tenant is actually liable, as disclosed by such audit. If any such audit discloses a liability for Tenant's proportionate share of Building Expenses or Taxes for such calendar year which is less than ninety-seven (97%) of that amount which Landlord has attributed to Tenant for such calendar year, Landlord shall, in addition to the refund of such excess, pay to Tenant the reasonable cost of such audit for such calendar year.

      6.6 Additional Rent Payments. Landlord estimates, but does not guarantee, that the Building Expenses and Taxes combined for the first Lease Year shall be approximately $6.60 per rentable square feet of area in the Premises. Tenant's obligation to pay any additional rent accruing during the Term pursuant to Sections 6.3 and 6.4 hereof shall apply pro rata to the proportionate part of a calendar year as to Taxes and Building Expenses, in which this Lease begins or ends, for the portion of each such year during which this Lease is in effect. Such obligation to make payments of such additional rent or refund for overpayment shall survive the expiration or sooner termination of the Term, whether or not this Lease is superseded by a subsequent lease of the Premises or of any other space or Tenant leaves the Building; any such superseding lease shall not serve to supersede Tenant's or Landlord's obligation for any such additional rent unless it makes express reference thereto and recites that such additional rent is abated in consideration of the superseding lease.

      6.7 Payments. All payments or installments of any rent hereunder and all sums whatsoever due under this Lease (including but not limited to court costs and attorneys fees) shall be deemed rent, shall be paid to Landlord at the address designated by Landlord. If any amount of Annual Base Rent or additional rent shall remain unpaid for fifteen (15) calendar days after written notice that such payment becomes due, Tenant shall pay Landlord, without notice or demand, a late charge equal to the greater of (i) $35.00 or (ii) three percent (3%) of the such overdue amount to partially compensate Landlord for its administrative costs in connection with such overdue payment; which administrative costs Tenant expressly acknowledges are reasonable and do not constitute a penalty. In addition, such overdue amounts shall bear interest at the rate of 15% per annum (but not more than the maximum allowable legal rate applicable to Tenant) until paid. Additionally, if any of Tenant's checks for payment of rent or additional rent are returned to Landlord for insufficient funds, Tenant shall pay to Landlord as additional rent $50.00 for each such check returned for insufficient funds, and if two or more of Tenant's checks in payment of rent or additional rent due hereunder are returned for insufficient funds in any calendar year, Landlord reserves the right upon ten (10) days advance written notice to Tenant to thereafter require Tenant to pay all rent and additional rent and other sums whatsoever due under this Lease in cash, by money order or by certified check or cashier's check. In the event of any action or proceeding brought by either party against the other under the Lease, the prevailing party shall be entitled to recover the fees of its attorneys and all other expenses which may be incurred in such action or proceeding in such amount as the court may adjudge reasonable. Time is of the essence in this Lease.

7. Requirements of Applicable Law. Landlord warrants that on the Commencement Date, the Premises shall comply with all applicable laws, ordinances, rules and regulations of governmental authorities having jurisdiction over the Property ("Applicable Laws"). Tenant, at its sole cost and expense, shall thereafter comply promptly with all Applicable Laws now in force or which may hereafter be in force, which impose any duty upon Landlord or Tenant with respect to the use, occupancy or alteration of the Premises or any part thereof and for the prevention of fires provided that such compliance or imposition is necessitated solely by Tenant's use of the Premises; provided, however, that Landlord, at Landlord's expense and not as a Building Expense, and not Tenant, shall correct all structural defects and make all improvements that are capital in nature in the Building and the Property necessary to comply with Applicable Laws, and make all repairs, changes or alterations necessary because the Building was not constructed in compliance with any of the Applicable Laws, including, but not limited to, the Americans with Disabilities Act.

8. Certificate of Occupancy. Tenant shall not use or occupy the Premises in violation of any certificate of occupancy, permit, or other governmental consent issued for the Building. If any governmental authority, after the commencement of the Term, shall contend or declare that the Premises are being used for a purpose which is different than the use permitted under the terms of this Lease and which is in violation of such certificate of occupancy, permit, or consent, then Tenant shall, upon thirty (30) days' (or such shorter time if required by the governmental authority) notice from Landlord, immediately discontinue such use of the Premises, subject to Section 8 9 below. If thereafter the governmental authority asserting such violation threatens, commences or continues criminal or civil proceedings against Landlord for Tenant's failure to discontinue such use, in addition to any and all rights, privileges and remedies given to Landlord under this Lease for default therein, Landlord shall have the right to terminate this Lease forthwith. In the event that Tenant's use of the Premises is in breach of this Lease, Tenant shall indemnify and hold Landlord harmless of and from any and all liability for any such violation or violations.

9. Contest-Statute, Ordinance, Etc. Tenant may, after notice to Landlord, by appropriate proceedings conducted promptly at Tenant's own expense in Tenant's name and whenever necessary in Landlord's name, contest in good faith the validity or enforcement of any such statute, ordinance, law, order, regulation or requirement and may similarly contest any assertion of violation of any certificate of occupancy, permit, or any consent issued for the Building. Tenant may, pending such contest, defer compliance therewith if, in the opinion of counsel for Landlord, such deferral shall not subject either Landlord or the Premises or the Property (or any part thereof) to any penalty, fine or forfeiture, and if Tenant shall post a bond with corporate surety approved by Landlord sufficient, in Landlord's opinion, fully to indemnify Landlord from loss.

10. Tenant's Improvements. Except to the extent that Landlord is responsible for making improvements to the Premises pursuant to Section 35 of this Lease, Tenant shall make such improvements to the Premises as it may deem necessary at its sole cost and expense. Tenant shall not make any alterations, decorations, installations, additions or improvements to the Premises, including but not limited to, the installation of any permanent fixtures, amenities, equipment, appliances, or other apparatus, without Landlord's prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, and then only by contractors or mechanics employed or approved by Landlord, not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Tenant shall have the right to make non-structural, cosmetic improvements in the Premises which cost less than $120,000 in any single instance, without obtaining Landlord's prior written consent, provided that Tenant notifies Landlord in advance of making such improvements. All such work, alterations, decorations, installations, additions or improvements shall be done at Tenant's sole expense and at such times and in such manner as Landlord may from time to time reasonably designate. Landlord's consent to and/or approval of Tenant's plans and specifications for the aforesaid improvements shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. All alterations, decorations, installations, additions or improvements made by either of the parties hereto upon the Property and the Premises, except movable office furniture put in at the expense of Tenant, Tenant's Personalty (as defined below), trade fixtures, equipment, including hardware and systems and other components which may be removed without an adverse effect on Tenant's lease obligations and other items as mutually agreed upon in writing, shall be the property of Landlord and shall remain upon and be surrendered with the Premises at the termination of this Lease without molestation or injury. Notwithstanding anything herein to the contrary, Landlord agrees that Tenant may alter and rearrange the non-structural portions of the Premises from time to time as may, in the reasonable opinion of Tenant, be necessary or convenient to the conduct of its business. It is expressly agreed that Tenant may securely attach to the Premises, with screws or otherwise, such trade fixtures, equipment or other personal property (collectively, "Tenant's Personalty") as may be convenient for the conduct of its business, including, but not limited to, desks, counters, cabinetry, movable partitions, shelving, computer, photocopy and word processing equipment, lighting fixtures, safes, uninterrupted power source equipment, cabling, generator, raised flooring, cable trays, movable millwork and appliances. Tenant's Personalty shall remain the property of Tenant and, shall be removed by Tenant at, or prior to, the expiration of the Term of the Lease, in accordance with the provisions of this Lease, provided that Tenant restores the Premises to substantially the same condition as existed immediately prior to the installation of the Personalty, ordinary wear and tear excepted. Notwithstanding the immediately preceding sentence, upon request by Landlord at the time of approving the plans and specifications, Tenant, at Tenant's expense, shall remove supplemental HVAC and raised flooring upon the termination of the Lease.

11.   Repairs and Maintenance.

      11.1 Tenant's Care of the Premises and Building. During the Term Tenant shall:

             (i) keep the Premises and the fixtures, appurtenances and improvements therein in good order and condition;

             (ii) make repairs and replacements to the Premises required because of Tenant's misuse or negligence, except to the extent that the repairs or replacements are covered by Landlord's insurance as required hereunder or due to Landlord's negligence;

             (iii) pay for all damage to the Building, its fixtures and appurtenances, as well as all damages sustained by Tenant or occupants of the Building due to any waste, misuse or neglect of the Premises, its fixtures and appurtenances by Tenant, except to the extent that the repair of such damage is covered by Landlord's insurance as required hereunder or due to Landlord's negligence; and

             (iv) not commit waste.

      In addition Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot area which such floor was designed to carry and which may be allowed under Applicable Laws. Landlord reserves the right to prescribe the weight and position of all heavy equipment brought onto the Premises and prescribe any reinforcing required under the circumstances, all such reinforcing to be at Tenant's expense. Landlord represents that the first floor of the Building has a floor load capacity of 150 pounds per square foot area and that the second, third and fourth floors of the Building each have floor load capacities of 100 pounds per square foot area. To the extent possible, Tenant, at Tenant's expense, shall have the right to increase the floor load capacity with Landlord's prior approval, such approval not to be unreasonably withheld, conditioned or delayed.

      11.2 Landlord's Repairs. Except for the repairs and replacements that Tenant is required to make pursuant to Section 11.1 above, Landlord shall make all other repairs and replacements to the Property, Premises, Common Areas and Building (including Building fixtures and equipment) as shall be reasonably deemed necessary to maintain the Property, Premises, Common Areas and Building in a condition comparable to other first class suburban office buildings in the Baltimore-Washington metropolitan area. This maintenance shall include the roof, foundation, exterior walls, interior structural walls, all structural components, and all systems such as mechanical, electrical, life safety, HVAC, and plumbing. The costs associated with such repairs shall be deemed a part of Building Expenses as fully defined in Section 6.2.2; provided, however, that costs of all of such repairs which would be considered capital in nature under generally accepted accounting principles shall be paid by Landlord. Landlord shall use its reasonable commercial efforts not to interfere with Tenant' s business operations and/or access to or use of the Premises and except in the event of an emergency, Tenant shall not be denied access to or use of the Premises. There shall be no allowance to Tenant for a diminution of rental value, no abatement of rent, and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making any repairs or performing maintenance as provided for herein, unless Landlord fails to use its reasonable efforts to coordinate with Tenant to avoid such inconvenience, annoyance or injury. Landlord shall provide Tenant with a contact person and pager number for the property manager of the Building which is activated twenty-four (24) hours per day, seven days a week. If Landlord fails to satisfy its obligations under this Section within ten (10) days after written notice from Tenant (or fails to commence such repairs during the ten (10) day period and diligently pursue the completion thereof if the repairs are not capable of being completing during the ten (10) day period), Tenant shall have the right to make such repairs and Landlord shall reimburse Tenant for the actual, reasonable costs incurred by Tenant, together with interest at the rate of fifteen percent (15%) per annum from the date the costs were incurred, within thirty (30) days after receipt of a written invoice from Tenant, together with reasonable supporting documentation. If Landlord disputes the propriety of Tenant making the repairs or the costs of the repairs made by Tenant, the parties' respective representatives designated by each party shall confer to resolve the dispute, provided that Landlord notifies Tenant's representative of its dispute within twenty (20) days after receipt of the Tenant's invoice. If the representatives are unable to resolve the dispute within seven (7) business days' after referral of the matter to them, the parties shall submit the dispute to a senior executive from each party for resolution. Any dispute with respect to a given issue which is not resolved within ten (10) days after referral to the parties' senior executives in accordance with the above provision, shall at any time thereafter, at the initiation of either party, be submitted to arbitration which shall be the exclusive means for resolving any such dispute under this Section 11.2.

      In such event, within ten (10) days after one of the parties has notified the other party that it wished to pursue arbitration, each of the parties shall appoint one lawyer actively engaged in the licensed and full-time practice of real estate law in the State of Maryland for a continuous period immediately preceding the date of delivery of the notice of dispute of not less than ten
(10) years. Within ten (10) days of such appointment, such lawyers shall appoint a third person (together with the first two lawyers, collectively, the "Arbitration Panel") who is a lawyer of such qualification and background as the first two lawyers or a retired judge with not less than ten (10) years' continuous experience on the bench in the State of Maryland, ending not more than ten (10) years prior to the date of the dispute. The members of the Arbitration Panel shall utilize their utmost skill and shall apply themselves diligently so as to hear and decide, by majority vote, the outcome and resolution of any dispute submitted to the Arbitration Panel as promptly as possible, but in any event on or before the expiration of sixty (60) days after the appointment of the members of the Arbitration Panel. The Arbitration Panel may refer to and follow the American Arbitration Association rules and guidelines. The decision of the

Arbitration Panel shall be finding and binding and may not be appealed to any court of competent jurisdiction or otherwise except upon claim of fraud, corruption, or knowing and willful failure to apply the provisions of this arbitration mechanism and/or applicable substantive law on the part of the Arbitration Panel. The non-prevailing party does hereby covenant and agree to promptly pay, and the Arbitration Panel shall be obliged to award to the prevailing party, 100% of the all such legal fees and costs incurred by the prevailing party. In addition, the non-prevailing party shall be required to pay 100% of the fees and the costs of the arbiters. Upon the earlier to occur of (i) Landlord failing to pay the amount due and failing to notify Tenant's representative that it disputes the amount claimed due by the Tenant, (ii) an agreement between the representatives of the parties in favor or Tenant, (iii) an agreement between the senior executives of the parties in favor of Tenant, or
(iv) rendering of a final judgement from the Arbitration Panel in favor of Tenant, if Landlord does not pay the invoice within fifteen (15) days after the occurrence of such event, Tenant shall have the right to offset the amount due against Base Rent due hereunder at the rate not to exceed twenty percent (20%) of the amount of the monthly Base Rent due.

      11.3 Time for Repairs. Repairs or replacements required in non-emergency situations pursuant to Section 11.1 and 11.2 above shall be made within a reasonable time (depending on the nature of the repair or replacement needed - generally no more than seven (7) days) after receiving notice or having actual knowledge of the need for a repair or replacement, subject to Section 11.2 above. To the extent possible, Landlord shall be accompanied by a representative of Tenant while making any repairs required by this Section 11 and Landlord shall abide by any security measures reasonably requested by Tenant. In the event of an emergency situation for a repair which is Landlord's responsibility hereunder, Tenant shall use its reasonable efforts to notify Landlord of the need for such repair; provided, however, if Tenant is unable to notify Landlord and has reason to believe that failing to act immediately will result in irreparable harm or diminution of value to Tenant, the Building, the Premises or the personal property located in the Premises, then Tenant shall have the right to make such repair and Landlord shall reimburse Tenant for the actual costs incurred by Tenant within thirty (30) days after receipt of a written invoice from Tenant, together with reasonable supporting documentation, or receive an offset in accordance with Section 11.2.

      11.4 Surrender of the Premises. Upon the termination of this Lease, Tenant shall surrender the Premises to Landlord in the same broom clean condition that the Premises were in on the Commencement Date except for:

             (i) ordinary wear and tear;

             (ii) damage by the elements, fire, and other casualty unless Tenant would be required to repair under the provisions of this Lease;

             (iii) damage arising from any cause not required to be repaired or replaced by Tenant; and

             (iv) alterations as permitted by this Lease unless consent was conditioned on their removal.

      On surrender Tenant shall remove from the Premises Tenant's Personalty (as defined in Section 10), and any alterations required to be removed pursuant to the terms of this Lease and repair any damage to the Premises caused by this removal, ordinary wear and tear excepted. Any items not removed by Tenant as required above shall be considered abandoned. Landlord may dispose of abandoned items as Landlord chooses and bill Tenant for the net cost of their disposal.

12. Conduct on Premises. Tenant shall not do, or permit anything to be done in the Premises, or bring or keep anything therein which shall, in any way, increase the rate of fire insurance on the Building, or invalidate or conflict with the fire insurance policies on the Building, fixtures or on property kept therein, or obstruct or interfere with the rights of Landlord or of other tenants, or in any other way injure or unreasonably annoy Landlord or the other tenants, or subject Landlord to any liability for injury to persons or damage to property, or interfere with the good order of the Building, or conflict with Applicable Laws, or the Maryland Fire Underwriters Rating Bureau. Tenant agrees that any increase of fire insurance premiums on the Building or contents solely


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

caused by the occupancy of Tenant and any expense or cost incurred in consequence of negligence or carelessness or the willful action of Tenant, Tenant's employees, agents, servants, or invitees shall, as they accrue be added to the rent heretofore reserved and be paid as a part thereof; and Landlord shall have all the rights and remedies for the collection of same as are conferred upon Landlord for the collection of rent provided to be paid pursuant to the terms of this Lease. As of the Commencement Date, Landlord represents that Tenant's intended use of the Premises will not increase any such premiums or rates.

13. Insurance.

      13.1 Tenant's Insurance. Tenant shall keep in force at its own expense, so long as this Lease remains in effect, (a) public liability insurance, including insurance against assumed or contractual liability under this Lease, with respect to the Premises, to afford protection with limits, per person and for each occurrence, of not less than Two Million Dollars ($2,000,000), combined single limit, with respect to personal injury and death and property damage, such insurance to provide for only a reasonable deductible, (b) all-risk property and casualty insurance, including theft, written at replacement cost value and with replacement cost endorsement, covering all of Tenant's personal property in the Premises and all improvements and installed in the Premises by or on behalf of Tenant whether pursuant to the terms of Section 35, Section 10, or otherwise, such insurance to provide for only a reasonable deductible, (c) if, and to the extent, required by law, workmen's compensation or similar insurance offering statutory coverage and containing statutory limits, and (d) shall insure all plate and other interior glass in the Premises for and in the name of Landlord. Such policies shall be maintained in companies rated in Best's Insurance Guide at least "A" as to general policyholder's rating and "X" as to financial strength, and in form reasonably acceptable to Landlord and shall be written as primary policy coverage and not contributing with, or in excess of, any coverage which Landlord shall carry. Upon request from Landlord, Tenant shall deposit the policy or policies of such required insurance or certificates thereof with Landlord prior to the Commencement Date, which policies shall name Landlord or its designee and, at the request of Landlord, its mortgagees, as additional named insured and shall also contain a provision stating that such policy or policies shall not be canceled except after thirty (30) day's written notice to Landlord or its designees. All such policies of insurance shall be effective as of the date Tenant occupies the Premises and shall be maintained in force at all times during the Term of this Lease and all other times during which Tenant shall occupy the Premises. In addition to the foregoing insurance coverage, Tenant shall require any contractor retained by it to perform work on the Premises to carry and maintain, at no expense to Landlord, during such times as contractor is working in the Premises, a non-deductible (i) comprehensive general liability insurance policy, including, but not limited to, contractor's liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement and contractor's protective liability coverage, to afford protection with limits per person and for each occurrence, of not less than Two Hundred Thousand Dollars ($200,000.00), combined single limit, with respect to personal injury and death and property damage, such insurance to provide for no deductible, and (ii) workmen's compensation insurance or similar insurance in form and amounts as required by law. In the event of damage to or destruction of the Premises and the termination of this Lease by Landlord pursuant to Section 18 herein, Tenant agrees that it shall pay Landlord all of its insurance proceeds relating to improvements made in the Premises limited to the allowance for Tenant's Improvements by or on behalf of Tenant whether pursuant to the terms of Section 35, Section 10, or otherwise. If Tenant fails to comply with its covenants made in this Section, if such insurance would terminate or if Landlord has reason to believe such insurance is about to be terminated, Landlord may at its option cause such insurance as it in its sole judgment deems necessary to be issued, and in such event Tenant agrees to pay promptly upon Landlord's demand, as additional rent the premiums for such insurance.

      13.2 Landlord's Insurance. Landlord shall keep in force at its own expense (a) contractual and comprehensive general liability insurance, including public liability and property damage, with a minimum combined single limit of liability of Two Million Dollars ($2,000,000.00) for personal injuries or death of persons occurring in or about the Building and Premises, and (b) all-risk property and casualty insurance written at one hundred percent (100%) of the replacement cost value covering the Building and all of Landlord's improvements in and about same. Such policies shall be maintained in companies rated in Best's Insurance Guide at least "A" as to general policyholder's rating and at least Class "X" as to its financial strength in a form which is consistent with current insurance industry practice and will be written as a primary policy coverage and not contributing with or in excess of any coverage which Landlord shall carry.

      13.3 Waiver of Subrogation. Each party hereto waives claims arising in any manner in its favor and against the other party and agrees that neither party hereto shall be liable to the other party or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to the Building, the Premises or other tangible property, or any resulting loss of income, or losses under worker's compensation laws and benefits, or against liability on or about the Building, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees if any such loss or damage is covered by insurance benefiting the party suffering such loss or damage as was required to be covered by insurance carried pursuant to this Lease. Landlord shall cause each insurance policy carried by it insuring against liability on or about the Building or insuring the Premises and the Building or income resulting therefrom against loss by fire or any of the casualties covered by the all-risk insurance carried by it hereunder to be written in such a manner as to provide that the insurer waives all right of recovery by way of subrogation against Tenant in connection with any loss or damage covered by such policies. Tenant shall cause each insurance policy carried by it insuring against liability or insuring the Premises (including the contents thereof and Tenant's Improvements installed therein by Tenant or on its behalf) against loss by fire or any of the casualties covered by the all-risk insurance required hereunder to be written in such a manner as to provide that the insurer waives all right of recovery by way of subrogation against Landlord in connection with any loss or damage covered by such policies.

14. Rules and Regulations. Tenant shall be bound by the rules and regulations set forth on the schedule attached hereto as Exhibit "B" and made a part hereof. Landlord shall have the right, from time to time, to issue additional or amended rules and regulations regarding the use of the Building, so long as the rules shall be necessary for the safe and efficient operation of the Building and reasonable and non-discriminatory between tenants and consistent with (a) first-class suburban office buildings in the Baltimore-Washington metropolitan area and (b) the permitted use of Tenant. When so issued the same shall be considered a part of this Lease and Tenant covenants that the additional or amended rules and regulations shall likewise be faithfully observed by Tenant, the employees of Tenant and all persons invited by Tenant into the Building, provided, that the additional or amended rules are made applicable to all office tenants similarly situated as Tenant. Landlord shall not be liable to Tenant for the violation of any of the rules and regulations, or the breach of any covenant or condition in any lease, by any other tenant in the Building, unless as a result of Landlord's negligence. In the event of a conflict between the rules and regulations and the Lease, the terms of the Lease shall govern the situation.

15. Mechanics' Liens. Tenant shall not do or suffer to be done any act, matter or thing whereby Tenant's interest in the Premises, or any part thereof, may be encumbered by any mechanics' lien. Tenant shall discharge or bond over, within thirty (30) days after the date of filing, any mechanics' liens filed against Tenant's interest in the Premises, or any part thereof, purporting to be for labor or material furnished or to be furnished to Tenant. Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and no mechanics' or other lien for labor or materials shall attach to or affect the reversionary or other estate or interest of Landlord in and to the Premises, or the Property. Landlord shall discharge or bond off, within thirty
(30) days of the date of filing, any mechanics liens purporting to be for labor or material to be furnished by Landlord. Tenant shall not be liable for any labor or materials furnished or to be furnished to Landlord upon credit.

16. Failure to Repair. In the event that either Landlord or Tenant fails after reasonable prior written notice from the other party to keep the Premises in a good state of condition and repair pursuant to Section 11 above, or to do any act or make any payment required under this Lease or otherwise fails to comply herewith, such party may, at its option (but without being obliged to do so) immediately, or at any time thereafter and without notice, perform the same for the account of the responsible party, including the right to enter upon the Premises at all reasonable hours (subject to Section 29 below) to make such repairs, or do any act or make any payment or compliance which the responsible party has failed to do, and upon demand, the responsible party shall reimburse such party within thirty (30) days for any such reasonable expense incurred by such party including but not limited to any costs and damages. Any moneys expended by Landlord, as aforesaid, shall be deemed additional rent, collectible as such by Landlord. All

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

rights given to either party in this Section shall be in addition to any other right or remedy of such party herein contained.

17. Property -- Loss, Damage. Landlord, its agents and employees shall not be liable to Tenant for (i) any damage or loss of property of Tenant placed in the custody of persons employed to provide services for or stored in or about the Premises and/or the Building, unless such damage or loss is the result of the negligence of Landlord, its agents, employees or contractors, and (ii) interference with the light, air, or other incorporeal hereditaments of the Premises.

18. Destruction -- Fire or Other Casualty. In case of partial damage to the Premises by fire or other casualty insured against by Landlord, Tenant shall give immediate notice thereof to Landlord, who shall thereupon cause damage to all property owned by it to be repaired with reasonable speed at expense of Landlord, due allowance being made for reasonable delay which may arise by reason of adjustment of loss under insurance policies on the part of Landlord and/or Tenant, and for reasonable delay on account of "labor troubles" or any other cause beyond Landlord's control, and to the extent that the Premises are rendered untenantable the rent shall proportionately abate from the date of such casualty, provided the damage above mentioned occurred without the fault or neglect of Tenant, Tenant's servants, employees, agents or visitors. If such partial damage is due to the fault or neglect of Tenant, or Tenant's servants, employees, agents, or invitees, the damage shall be repaired by Landlord to the extent of Landlord's insurance coverage, but there shall be no apportionment or abatement of rent. Landlord shall provide Tenant written notice of the estimated time to complete the restoration or repair within thirty (30) days after the date of the casualty. In the event the damage shall be so extensive to the whole Building as to render it uneconomical, in Landlord's opinion, to restore for its present uses and Landlord shall decide not to repair or rebuild the Building, this Lease, at the option of Landlord, shall be terminated upon written notice to Tenant and the rent shall, in such event, be paid to or adjusted as of the date of such damage, and the terms of this Lease shall expire by lapse of time and conditional limitation upon the third day after such notice is mailed, and Tenant shall thereupon vacate the Premises and surrender the same to Landlord, but no such termination shall release either party from any liability to the other party arising from such damage or from any breach of the obligations imposed on the other party hereunder, or from any obligations accrued hereunder prior to such termination. Notwithstanding any provision of the remainder of the Lease to the contrary, so long as Tenant is deprived of the use of, or access to, any or all of the Premises on account of any casualty (whether or not the casualty affects the Premises directly), all rent and additional rent shall be abated in proportion to the number of square feet of the Premises rendered substantially unfit for occupancy by such casualty in Tenant's reasonable judgment, unless, because of any such damage, the undamaged portion of the Premises is, in Tenant's judgment, materially unsuitable for use by Tenant, in which event the rent and additional rent shall be abated entirely during such period of deprivation. In addition, in the event that (a) Landlord fails to notify Tenant of the estimated time to complete the restoration within thirty
(30) days after the casualty, (b) Landlord estimates that its repairs will take more than one hundred twenty (120) days for any areas of the Premises, including the parking area, other than the data center and ninety (90) days in the case of the data center, or (c) Tenant is actually deprived of the use of all or any substantial portion of the Premises for a period in excess of one hundred twenty
(120) days for any areas of the Premises, including the parking area, other than the data center and ninety (90) days in the case of the data center, Tenant shall have the right, by written notice to Landlord to terminate the Lease as of the date of the casualty, provided that Tenant gives its notice within (45) days after the date of the casualty in the case of subparagraph (a) above, within thirty (30) days after receipt of Landlord's notice of the estimated time to complete the restoration or repair in the case of subparagraph (b) above, or within thirty (30) days after failing to meet the deadlines set forth in subparagraph (c) above. If the casualty occurs during the last twenty-four (24) months of the Term, notwithstanding anything herein to the contrary, Tenant shall have the right to terminate this Lease by giving written notice to Landlord within thirty (30) days after the date of the casualty, to be effective as of the date of the casualty.

19. Eminent Domain. If (1) so much of the Premises shall be taken or condemned by Eminent Domain for any public or quasi-public use or purpose and either party determines that Tenant's use of the Premises or the parking area serving the Building will be materially and adversely affected, and either party shall elect, by giving written notice to the other, or (2) more than twenty-five percent (25%) of the floor area of the Building shall be so taken, and Landlord shall


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

elect, in its sole discretion, by giving written notice to the Tenant, any said written notice to be given not more than sixty (60) days after the date on which title shall vest in such condemnation proceeding, to terminate this Lease, then, in either such event, the Term of this Lease shall cease and terminate as of the date of title vesting. If Landlord exercises its termination rights, Tenant shall have the right to abrogate and void Landlord's termination notice by affirming its obligations under the Lease by delivering a written notice to Landlord within fifteen (15) days after receipt of Landlord's termination notice. In case of any taking or condemnation, whether or not the Term of this Lease shall cease and terminate, the entire award shall be the property of Landlord, and Tenant hereby assigns to Landlord all its right, title and interest in and to any such award, except that Tenant shall be entitled to claim, prove and receive in the proceedings such awards as may be allowed for moving expenses, loss of profit and fixtures and other equipment installed by it which shall not, under the terms of this Lease, be or become the property of Landlord at the termination hereof, but only if such awards shall be made by the condemnation court or other authority in addition to, and be stated separately from, the award made by it for the Property or part thereof so taken. Landlord shall notify Tenant within five (5) business days after receipt of a written notice of a taking or threatened taking of all or any portion of the Building or the Premises.

20. Assignment and Subletting. So long as Tenant is not in default of any of the terms and conditions hereof beyond any applicable cure period at the time of the requested assignment or subletting, Landlord shall not unreasonably withhold, condition or delay its consent to an assignment of this Lease or sublease of all or a portion of the Premises for any of the then remaining portion of the unexpired Term provided: (i) in the event of an assignment, such assignee shall assume in writing all of Tenant's obligations under this Lease;
(ii) in the event of a sublease, such sublease shall in all respects be subject to and in conformance with the terms of this Lease; and (iii) in all events Tenant continues to remain liable on this Lease for the performance of all terms, including but not limited to, payment of all rent due hereunder unless otherwise specified. If this Lease be assigned, or if the Premises or any part thereof be occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee or occupant and apply the net amount collected to the rent herein reserved, but no such collection shall be deemed a waiver of this covenant, or the acceptance of the assignee or occupant as tenant, or a release of Tenant from the further observance and performance by Tenant of the covenants herein contained. For purposes of the foregoing, a transfer by operation of law in Tenant as same exists as of the date hereof, shall be deemed to be an assignment of this Lease; provided, however, that transfer of a controlling interest by sale of stock in Tenant on a nationally recognized stock exchange shall not be considered an assignment. Excess rent or profit realized from either an assignment or sublease shall be retained by Tenant. No assignment or sublease, regardless of whether Landlord's consent has been granted or withheld, shall be deemed to release Tenant from any of its obligations nor shall the same be deemed to release any person guaranteeing the obligations of Tenant hereunder from their obligations as guarantor.

      Notwithstanding anything herein to the contrary, Tenant shall have the right to assign this Lease or sublet all or a portion of the Premises, without Landlord's prior consent, but with prior notice to Landlord, to (i) a parent, subsidiary or affiliate of Tenant, (ii) in the event of a merger or consolidation, (iii) in the event of a sale of all or substantially all of Tenant's stock or assets; or (iv) to a business whose use is not inconsistent with the use permitted under the Lease. Furthermore, the transfer of stock registered under the applicable securities laws and traded on a national securities exchange shall not be prohibited. In the event of an assignment pursuant to subsections (ii), (iii) or (iv) above, Tenant shall be released from all liability under the Lease, provided that there is no Event of Default outstanding as of the date of the assignment and provided, further that the assignee has a net worth equal or greater than Tenant as of the date of this Lease.

21. Default; Remedies; Bankruptcy of Tenant. Any one or more of the following events shall constitute an "Event of Default" hereunder, at Landlord's election:
(a) the sale of Tenant's interest in the Premises under attachment, execution or similar legal process or, the adjudication of Tenant as a bankrupt or insolvent, unless such adjudication is vacated within seventy-five (75) days; (b) the filing of a voluntary petition proposing the adjudication of Tenant (or any guarantor of Tenant's obligations hereunder) as a bankrupt or insolvent, or the reorganization of Tenant (or any such guarantor), or an arrangement by Tenant (or any such guarantor) with its creditors, whether pursuant to the Federal Bankruptcy Code or any similar federal or state proceeding, unless such petition is filed by a party other than Tenant (or any such guarantor) and is with-drawn or dismissed within seventy-five (75) days after the date of its filing;
(c) the admission, in writing, by Tenant (or any such guarantor) of its inability to pay its debts when due; (d) the appointment of a receiver or trustee for the business or property of Tenant (or any such guarantor), unless such appointment is vacated within seventy-five (75) days of its entry; (e) the making by Tenant (or any such guarantor) of an assignment for the benefit of its creditors, or if, in any other manner, Tenant's interest in this Lease shall pass to another by operation of law; (f) the failure of Tenant to pay any rent, additional rent or other sum of money when due and such failure continues for a period of ten (10) days after receipt of written notice that the same is past due hereunder; (g) Tenant shall fail to move into or take possession of the Premises after commencement of the Term or having taken possession shall thereafter abandon and/or vacate the Premises and discontinue full and faithful performance under the terms of this Lease; and (h) the default by Tenant in the performance or observance of any covenant or agreement of this Lease (other than a default involving the payment of money), which default is not cured within thirty (30) days after the giving of notice thereof by Landlord, unless such default is of such nature that it cannot be cured within such thirty (30) day period, in which case no Event of Default shall occur so long as Tenant shall commence the curing of the default within such thirty (30) day period and shall thereafter diligently prosecute the curing of same.

      Upon the occurrence and continuance of an Event of Default, Landlord, with such notice to Tenant as provided for by law or as expressly provided for herein, may do any one or more of the following: (a) perform, on behalf and at the expense of Tenant, any obligation of Tenant under this Lease which Tenant has failed to perform and of which Landlord shall have given Tenant notice, the cost of which performance by Landlord, together, with interest thereon at the rate of fifteen percent (15%) per annum, from the date of such expenditure, shall be deemed additional rent and shall be payable by Tenant to Landlord upon demand; (b) elect to terminate this Lease and the tenancy created hereby by giving notice of such election to Tenant in which event Tenant shall be liable for Base Rent, Additional Rent, and other indebtedness that otherwise would have been payable by Tenant during the remainder of the Term had there been no Event of Default, and on notice reenter the Premises, by summary proceedings or otherwise, and remove Tenant and all other persons and property from the Premises, and store such property in a public warehouse or elsewhere at the cost and for the account of Tenant, without resort to legal process and without Landlord being deemed guilty of trespass or becoming liable for any loss or damage occasioned thereby; and also the right, but not the obligation, to re-let the Premises for any unexpired balance of the Term, and collect the rent therefor. In the event of such re-letting by Landlord, the re-letting shall be on such terms, conditions and rental as Landlord may deem proper, and the proceeds that may be collected from the same, less the expense of re-letting (including reasonable leasing fees and commissions and reasonable costs of renovating the Premises), shall be applied upon Tenant's rental obligation as set forth in this Lease for the unexpired portion of the Term. Tenant shall be liable for any balance that may be due under this Lease, although Tenant shall have no further right of possession of the Premises; and (c) exercise any other legal or equitable right or remedy which it may have at law or in equity. Notwithstanding the provisions of clause (a) above and regardless of whether an Event of Default shall have occurred, Landlord may exercise the remedy described in clause (a) without any notice to Tenant if Landlord, in its good faith judgment, believes it would be materially injured by the failure to take rapid action, or if the unperformed obligation of Tenant constitutes an emergency.

      To the extent permitted by law, Tenant hereby expressly waives any and all rights of redemption, granted by or under any present or future laws in the event of Tenant's being evicted or dispossessed for any cause, or in the event of Landlord's obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease, or otherwise. Landlord and Tenant hereby expressly waive trial by jury in any action or proceeding or counterclaim brought by either party hereto against the other party on any and every matter, directly or indirectly arising out of or with respect to this Lease, including, without limitation, the relationship of Landlord and Tenant, the use and occupancy by Tenant of the Premises, any statutory remedy and/or claim of injury or damage regarding this Lease.

      If either Landlord or Tenant initiates a formal legal action to enforce any of its rights or remedies under this Lease, the non-prevailing party shall pay the reasonable costs and expenses incurred by the prevailing party in such action and in the case where Tenant is the non-prevailing party, the amount owed by Tenant to Landlord shall be deemed to be additional rent, which shall be due and payable together with the next monthly installment of Base Rent.

      Notwithstanding any of the other provisions of this Lease, in the event Tenant shall voluntarily or involuntarily come under the jurisdiction of the Federal Bankruptcy Code and thereafter Tenant or its trustee in bankruptcy, under the authority of and pursuant to applicable provisions thereof, shall have the power and so using same determine to assign this Lease, Tenant agrees that
(i) Tenant or its trustee shall provide to Landlord sufficient information enabling it to independently determine whether Landlord will incur actual and substantial detriment by reason of such assignment and (ii) "adequate assurance of future performance" under this Lease, as that term is generally defined under the Federal Bankruptcy Code, shall be provided to Landlord by Tenant and its assignee as a condition of the assignment.

22. Damages. If this Lease is terminated by Landlord pursuant to Section 21, Tenant shall, nevertheless, remain liable for all rent and damages which may be due or sustained prior to such termination, and all reasonable costs, fees and expenses including, but not limited to, attorneys' fees, costs and expenses incurred by Landlord in pursuit of its remedies hereunder, or in renting the Premises to others from time to time and additional damages (the "Liquidated Damages"), which shall be an amount equal to the total rent which, but for termination of this Lease, would have become due during the remainder of the Term, less the amount of rent, if any, which Landlord shall receive during such period from others to whom all or any part of the Premises may be rented (other than any additional rent received by Landlord as a result of any failure of such other person to perform any of its obligations to Landlord), in which case such Liquidated Damages shall be computed and payable in monthly installments, in advance on the first day of each calendar month following termination of the Lease and continuing until the date on which the Term would have expired but for such termination, and any suit or action brought to collect any such Liquidated Damages for any month shall not in any manner prejudice the right of Landlord to collect any Liquidated Damages for any subsequent month by a similar proceeding.

      If this Lease is terminated pursuant to Section 21, Landlord may relet the Premises or any part thereof, alone or together with other premises, for such term(s) which may be greater or less than the period which otherwise would have constituted the balance of the Term and on such terms and conditions (which may include concessions, free rent and/or alterations of the Premises) as Landlord, in its sole discretion, may determine, but Landlord shall not be liable for, nor shall Tenant's obligations hereunder be diminished by reason of, any failure by Landlord to relet the Premises or any failure by Landlord to collect any rent due upon such reletting.

      Notwithstanding anything herein to the contrary, Landlord shall mitigate its damages in the event of an Event of Default; provided, however, that Tenant specifically acknowledges and agrees that Landlord shall have the right to exercise its sole discretion in the mitigation of its damages (i.e., Landlord shall not be required to market the Premises in accordance with any particular guidelines and Landlord shall have the right to lease all or any portion of the Premises on any such terms and conditions which Landlord desires, including below-market rents and above-market concessions).

22A. Tenant's Remedies Upon Landlord's Default. Subject to the rights set forth in Section 11.2 above, if Landlord fails to perform any of its obligations under the terms of this Lease within ten (10) days' after receipt of written notice from Tenant (or fails to commence such performance and diligently pursue such performance to completion if the completion of such item is not possible within the ten (10) day period), Tenant shall have the right to perform such obligations and Landlord shall reimburse Tenant for the actual costs incurred by Tenant within thirty (30) days after receipt of a written invoice from Tenant, together with reasonable supporting documentation. The rights granted herein shall be in addition to and not in limitation of any right or remedy at law or in equity afforded to Tenant.

23. Services and Utilities. Landlord shall provide the following listed services and utilities, namely:

      (a) heating, ventilation, and air conditioning to maintain temperatures for comfortable use and occupancy twenty-four (24) hours per day, seven (7) days a week ;

      (b)    electric energy in accordance with Section 24 following;

      (c) automatic passenger elevators providing adequate service leading to the floors on which the Premises are located;

      (d) evening, unescorted janitorial services to the Premises including removal of trash, consistent with first-class suburban office buildings in the Baltimore-Washington metropolitan area, provided that Tenant shall have the right to restrict access to portions of the Premises for security purposes;

      (e) hot and cold water sufficient for drinking, lavatory toilet and ordinary cleaning purposes from fixtures either within the Premises (if provided pursuant to this Lease) or on the floor on which the Premises are located;

      (f)    replacement of lighting tubes, lamp ballasts and bulbs;

      (g)    extermination and pest control when and if necessary;

      (h) snow and ice removal as necessary to permit clear use of the parking areas and sidewalks on the Property and to minimize the risk of roof collapse due to the accumulation of snow and ice;

      (i) maintenance of Common Areas in a manner comparable to other first class suburban office buildings in the Baltimore-Washington corridor; and

      (j) life safety and security services as are customarily found in other first class suburban office buildings in the Baltimore-Washington corridor.

      Landlord reserves the right to stop service of the HVAC, elevator, plumbing and electric systems, only when necessary, by reason of accident, or emergency, or for repairs, alterations, replacements, or improvements, which in the reasonable judgment of Landlord are necessary to be made and no other alternatives are available, until the repairs, alterations, replacements, or improvements shall have been completed, provided that Landlord shall give Tenant at least twenty-four (24) hours advance written notice if such stoppage is part of a scheduled maintenance program. Notwithstanding the foregoing, if Tenant's business is materially and adversely interrupted, as determined by the chief financial officers and/or presidents of Landlord and Tenant, for a period of twenty-four (24) consecutive hours as a result of such service stoppage, Annual Base Rent and additional rent shall abate on a per diem basis until such services are restored to service. Excepting Landlord's negligence, Landlord shall have no responsibility or liability for failure to supply HVAC, elevator, plumbing, cleaning, and electric service, during the period or when prevented from so doing by laws, orders, or regulations of any Federal, State, County or Municipal authority or by strikes, accidents or by any other cause whatsoever beyond Landlord's control. Landlord's obligations to supply HVAC are subject to applicable laws and regulations as to energy conservation and other such restrictions. In the event that Tenant should require supplemental HVAC for the Premises, any maintenance repair and/or replacement required for such supplemental service shall be performed by Landlord but the actual cost of such maintenance repair and/or replacement (including labor and materials) shall be paid by Tenant as additional rent.

      Tenant shall have the right at anytime during the Term, upon at least thirty (30) days' advance written notice to Landlord, to elect to directly engage separate contractors or service providers to provide any of the above-mentioned services. In such event, Landlord and Tenant shall agree that the Building Expenses, including applicable management fees, to be paid by Tenant shall be reduced by the amount equal to Landlord's allocation for such item. Notwithstanding the foregoing, if at any time during the Term, Landlord reasonably determines that Tenant is not adequately providing the services for which it has retained responsibility and such adversely affects the integrity or reputation of the Building, Landlord shall have the right to notify Tenant and if Tenant does not cure such failure within thirty (30) days after written notice from Landlord and Landlord may engage a contractor or service provider for that purpose, and include such costs in accordance with the computation of Building Expenses.

      Landlord acknowledges and agrees that an individual providing janitorial or cleaning services to Tenant or having access to the Premises shall be fingerprinted for a background check. If any record of felony is discovered, the individual will no longer be allowed to work in or at the Premises, the Building or the Property. If any record of a misdemeanor is discovered, Tenant's facility manager will have the right to determine whether the individual is allowed to continue to work in or at the Premises, the Building or the Property.

24. Electric Current. Landlord has supplied or will supply the Premises with the lines to provide electric service to the Premises as described on Exhibit C. Tenant shall pay all charges for electric and similar utilities or services so supplied directly to the utility company supplying same when due and before penalties or late charges on same shall accrue. Tenant shall not at any time overburden or exceed the capacity of the mains, feeders, ducts, conduits, or other facilities by which electric and similar utilities are supplied to, distributed in or serve the Premises. If Tenant desires to install any equipment which shall require additional electric or similar facilities of a greater capacity than as provided by Landlord, such installation shall be subject to Landlord's prior written approval of Tenant's plans and specifications therefor, which approval shall not be unreasonably withheld. If such installation is approved by Landlord, all costs for providing such additional electrical and similar facilities shall be paid by Tenant. Notwithstanding anything herein to the contrary, Tenant shall have the right to contract with any electricity provider for services provided that Tenant notifies Landlord of the provider's identity and in such event, the electrical charges shall not be included in the computation of Building Expenses in any regard.

25. Telephone and Telecommunications. Landlord has arranged for the installation of telephone service within the Building. Tenant shall be responsible for contacting the utility companies supplying the telephone service and arranging to have such telephone facilities as it may desire to be extended and put into operation in the Premises, including without limitation, obtaining a low voltage permit for phone and data wiring. Tenant acknowledges and agrees that all telephone and telecommunications services desired by Tenant shall be ordered and utilized at the sole expense of Tenant. All costs related to installation and the provision of such service shall be borne and paid for directly by Tenant. Upon request by Landlord, Tenant, at Tenant's expense, shall remove the telephone facilities at the expiration or sooner termination of the Term. Tenant shall obtain the requisite permit and complete the ceiling work in cooperation with Landlord in order not to interfere with or delay the completion of the Tenant Improvements by Landlord pursuant to Section 35, including, without limitation, the closing of the ceiling and the carpet installation, if applicable.

      In the event Tenant wishes to utilize the services of a telephone or telecommunications provider whose equipment is not servicing the Building at such time Tenant wishes to install its telecommunications equipment serving the Premises ("Provider"), no such Provider shall be permitted to install its lines or other equipment without first securing the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Prior to the commencement of any work in or about the Building by the Provider, the Provider shall agree to abide by such rules and regulations, job site rules, and such other requirements as reasonably determined by Landlord to be necessary to protect the interest of the Building and Property, the other tenants and occupants of the Building and Landlord, including, without limitation, providing security in such form and amount as reasonable determined by Landlord. Each Provider must be duly licensed, insured and reputable. Subject to the provisions of Section 34, Landlord shall incur no expense whatsoever with respect to any aspect of Provider's provision of its services, including without limitation, the costs of installation, materials and service unless as a result of Landlord's negligence.

26. Acceptance of Premises. Tenant shall have reasonable opportunity, provided it does not thereby interfere with Landlord's Work, to examine the Premises to determine the condition thereof. Upon taking possession of the Premises, Tenant shall be deemed to have accepted same as being satisfactory and in the condition called for hereunder, except for latent defects and subject to punchlist items as more fully described in Sections 3.2 and 35.5.

27. Inability to Perform. Except as specifically provided for in other sections of this Lease, the obligation of Tenant to pay rent hereunder and perform all of the other covenants and agreements hereunder on the part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease or to supply, or is delayed in supplying, any service to be supplied by it under the terms of this Lease or is unable to make, or is delayed in making any repairs, additions, alterations, or decorations or is unable to supply, or is delayed in supplying, any equipment or fixtures if Landlord is prevented or delayed from so doing by reason of strikes or labor troubles or any outside cause whatsoever including, but not limited to, governmental preemption in connection with a National Emergency, or by reason of any rule, order or regulation of any department or subdivision of any government agency or by reason of the conditions of supply and demand which have been or are affected by war or other similar or comparable emergency. Similarly, except as specifically provided for in other sections of this Lease, Landlord shall not be liable for any interference with any services supplied to Tenant by others if such interference is caused by any of the reasons listed in this Section. Nothing contained in this Section shall be deemed to impose any obligation on Landlord not expressly imposed by other sections of this Lease.

      Except as specifically provided for in other sections of this Lease, the obligation of Landlord to perform all of the other covenants and agreements hereunder on the part of Landlord to be performed shall in no way be affected, impaired or excused because Tenant is unable to fulfill any of its obligations under this Lease (other than the payment of Base Rent or additional rent due hereunder) or to supply, or is delayed in supplying, any service to be supplied by it under the terms of this Lease or is unable to make, or is delayed in making any repairs, additions, alterations, or decorations or is unable to supply, or is delayed in supplying, any equipment or fixtures if Tenant is prevented or delayed from so doing by reason of strikes or labor troubles or any outside cause whatsoever including, but not limited to, governmental preemption in connection with a National Emergency, or by reason of any rule, order or regulation of any department or subdivision of any government agency or by reason of the conditions of supply and demand which have been or are affected by war or other similar or comparable emergency. Nothing contained in this Section shall be deemed to impose any obligation on Tenant not expressly imposed by other sections of this Lease.

28. No Waivers. The failure of either party to insist, in any one or more instances, upon a strict performance of any of the covenants of this Lease, or to exercise any option herein contained, shall not be construed as a waiver, or a relinquishment for the future, of such covenant or option, but the same shall continue and remain in full force and effect. The receipt by Landlord of rent, with knowledge of the breach of any covenant hereof, shall not be deemed a waiver of such breach, and no waiver by a party of any provision hereof shall be deemed to have been made unless expressed in writing and signed by that party.

29.   Access to Premises and Change in Services. Subject to the provisions of
Section 11.2, Landlord shall have the right, without abatement of rent, to enter the Premises at any hour to examine the same, or to make such repairs and alterations as Landlord shall deem necessary for the safety and preservation of the Building, and also to exhibit the Premises to be let during normal business hours during the last six (6) months of the Term; provided, however, that (i) except in the case of emergency, such entry shall only be after forty-eight (48) hours advance notice and coordination with Tenant, (ii) such entry shall not unreasonably interfere with Tenant's operation of its business in the Premises or its access to the Premises, and (iii) Landlord shall abide with any of Tenant's reasonable security measures. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, supervision or repair, of the Building or any part thereof, other than as herein elsewhere expressly provided. Such actions shall in no way detract from the Building or any part thereof being operated or maintained in a manner consistent with comparable first-class suburban office buildings in the Baltimore-Washington metropolitan area.

30. Estoppel Certificates. Both Landlord and Tenant agree, at any time and from time to time, upon not less than twenty (20) days' prior request by the other party to execute, acknowledge and deliver to the requesting party an estoppel certificate substantially in the form attached hereto as Exhibit "D" or such other reasonable form supplied by the requesting party which certifies that this Lease is unmodified and in full force (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications) and the dates to which the rent and other charges have been paid in advance, if any, and stating whether or not to the knowledge of the signer of such certificate Landlord is in default in performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered hereunder may be relied upon by third parties not a party to this Lease.

31. Subordination. Tenant accepts this Lease, and the tenancy created hereunder, subject and subordinate to any mortgages, overleases, leasehold mortgages or other security interests now or hereafter a lien upon or affecting the Building or the Property or any part thereof, provided that within ten (10) days after Landlord obtains its initial construction financing for the Building, Tenant receives a Subordination, Non-Disturbance and Attornment Agreement substantially in form attached hereto as Exhibit "E". Landlord represents that as of the date of this Lease, there are no mortgages or liens upon or affecting the Building or the Property or any part thereof. Tenant shall, at any time hereafter, within twenty (20) days after request from Landlord, execute a Subordination, Non-Disturbance and Attornment Agreement substantially in the form of Exhibit "E" attached hereto and made a part hereof or any instruments or leases or other documents that may be reasonably required by any mortgage or mortgagee or overlandlord (herein a "Mortgagee") for the purpose of subjecting or subordinating this Lease and the tenancy created hereunder to the lien of any such mortgage or mortgages or underlying lease, provided that the rights of any Mortgagee which has a lien after the primary Mortgagee shall be subject to the agreements reached between the primary Mortgagee and Tenant and provided, further that the Tenant receives an agreement not to disturb its tenancy in exchange thereafter pursuant to the terms set forth in Section 32 below and the failure of Tenant to execute any such instruments, releases or documents shall constitute a default hereunder.

32. Attornment and Non-Disturbance. Tenant agrees that upon any termination of Landlord's interest in the Premises, Tenant shall, upon request, attorn to the person or organization then holding title to the reversion of the Premises (the "Successor") and to all subsequent Successors, and shall pay to the Successor all of the rents and other monies required to be paid by Tenant hereunder and perform all of the other terms, covenants, conditions and obligations in this Lease contained; provided, however, that if in connection with such attornment Tenant shall so request from such Successor in writing, such Successor shall execute and deliver to Tenant an instrument wherein such Successor agrees that as long as Tenant performs all of the terms, covenants and conditions of this Lease, on Tenant's part to be performed, Tenant's possession under the provisions of this Lease shall not be disturbed by such Successor.

33. Notices. All notices and other communications to be made hereunder shall be in writing and shall be delivered to the addresses set forth below by any of the following means: (a) personal service or receipted courier service; (b) telecopying (if confirmed in writing sent by the methods specified in clauses
(a), (c) or (d) of this Section), (c) registered or certified first class mail, return receipt requested, or (d) nationally-recognized overnight delivery service. Such addresses may be changed by notice to the other parties given in the same manner as provided above. Any notice or other communication sent pursuant to clause (a) or (b) hereof shall be deemed received upon such personal service or upon dispatch by electronic means, if sent pursuant to subsection (c) shall be deemed received five (5) days following deposit in the mail and/or if sent pursuant to subsection (d) shall be deemed received the next succeeding business day following deposit with such nationally recognized overnight delivery service.

If to Landlord: NBP 132, LLC
                      c/o Corporate Office Properties, L.P.
                      8815 Centre Park Drive, Suite 400
                      Columbia, Maryland 21045
                      Attn: General Counsel
                      Telecopier: 410-740-1174

If to Tenant:         At the Premises and to Tenant's Notice Address.

In addition, if to Tenant for Estoppel Certificates and/or Subordination, Non-Disturbance and Attornment Agreements: to the Premises, Attn: Legal Department.

Any party may designate a change of address by written notice to the above parties, given at least ten (10) days before such change of address is to become effective.

34. Tenant's Rooftop Rights. Tenant shall have the non-exclusive right to enter upon and utilize the roof of the Building for the purposes of installing, maintaining and repairing any equipment or utilities required in its operation of its business in the Premises; provided that (i) such equipment is used solely in connection with Tenant's business in the Premises and is not available for use by third-parties, unless in connection with providing service solely to Tenant, (ii) Tenant submits to Landlord for Landlord's prior written approval, such approval not to be unreasonably withheld, conditioned or delayed, the desired location(s) on the roof to install the equipment and the make, model and specifications of the equipment, (iii) Tenant, at Tenant's expense, shall install, maintain and remove the equipment in coordination with Landlord's rooftop consultant; and (iv) Tenant shall indemnify and hold Landlord, its successors, assigns, agents, licensees and invitees harmless from any and all damages, costs, claims, expenses, actions (including reasonable attorney's fees in connection with the equipment, unless resulting form Landlord's negligence. If Landlord grants rooftop rights to any user other than Tenant, Landlord shall not materially and adversely affect the aesthetic quality of the Building as of time immediately prior to the installation of additional equipment on the rooftop and coordinate with Landlord's rooftop property manager to ensure that the rooftop systems are compatible and that such other user does not interfere with Tenant's use of the Premises and abides by any security measures reasonably requested by Tenant.

35.   Tenant's Space.

      35.1 Plan and Specification Submission and Approval Process. Unless prevented from doing so as a result of Landlord's negligence or due to Force Majeure Events, and provided that Landlord delivers to Tenant base building plans and specifications, including mechanical, electrical and plumbing specifications within fifteen (15) days after the date of the full execution of this Lease, Tenant agrees to furnish Landlord, on or before October 31,1999, such specifications reasonably acceptable to Landlord as may be required to enable the designated third-party engineer or architect to prepare plans and specifications and the construction drawings for the work to be performed, including, final space plans, specifications for Tenant's electrical, mechanical and plumbing requirements, special equipment needs and finish selections for items which require extended advance ordering. Tenant shall notify Landlord of all of its finish selections on or before November 30, 1999. Landlord shall deliver such plans and specifications to Tenant for review and approval within fourteen (14) days after receipt from Tenant of all of the information described in the immediately preceding sentence. Such plans and specifications shall be deemed accepted by Tenant unless Tenant shall have given written notice to the contrary to Landlord within ten (10) days of Tenant's receipt thereof, stating the respects in which same fail to conform with Tenant's requirement. When Landlord and Tenant have agreed upon the plans and specifications (the "Approved Plans and Specifications") or the ten (10) day comment period has expired, Landlord shall apply for any required permits, diligently prosecute the issuance of the permits and then finish or cause the Premises to be finished in accordance therewith. Tenant acknowledges that if Tenant breaches its obligations as set forth in the first sentence of this Section 35.1, Landlord will not be able to commence the documentation and permitting process and, therefore, regardless of the status of completion of the Tenant Improvements, the Commencement Date shall be deemed to occur on that date which is ninety (90) days after the date of Substantial Completion of the Base Building (as defined herein). As used herein, the term " Substantial Completion of the Base Building" shall mean substantial completion of all of the Landlord's Items, as defined in
Section 9.8, as amended, of the General Conditions to the Agreement by and between Landlord and Baker Mellon Stuart Construction, Inc., in connection with the construction of the Building as set forth on Exhibit "H" attached hereto and made a part hereof. Notwithstanding anything herein to the contrary, (i) if Landlord obtains the required building permits to construct Landlord's Work (as herein defined) on or before January 18, 2000, or (ii) if Tenant elects to construct the improvements other than the Landlord's Items, the provisions of this Section 35.1 governing the determination of the Commencement Date shall be void and of no further effect, the Commencement Date shall be determined in accordance with the provisions of Section 3.1 above. Notwithstanding anything herein to the contrary, if Tenant elects to construct the improvements to the Premises other than the Landlord's Items, Tenant shall notify Landlord of such election on or before September 30, 1999. Landlord shall notify Tenant in writing of the exercise of its rights herein afforded on or before January 31, 2000.

      35.2 Definition of "Landlord's Items" and "Allowance Items". Landlord shall construct the Building to standards consistent with Class "A", first-class suburban office buildings within the Columbia, Maryland area. Tenant shall have reasonable input into the finish selections of the Landlord's Items (as defined herein) taking into consideration the necessity of maintaining a high quality appearance, without sacrificing economy or durability. Landlord, at Landlord's expense, shall provide and/or construct the improvements which are described on Exhibit C attached hereto and made a part hereof (the "Landlord's Items"). Landlord shall construct all items other than Landlord's Items, unless notified to the contrary by Tenant, that are contained in the Approved Plans and Specifications (the "Allowance Items"). As used herein, the term "Landlord's Work" shall refer to Landlord's Items and Allowance Items.

      35.3 Changes to Approved Plans and Specifications. Any alterations, modifications or deviations to the Approved Plans and Specifications requested by Tenant, and not caused by a Tenant change or clarification by Landlord, shall be made in the form of a written change order(s) prepared at Tenant's sole cost and expense and shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld. The costs of work performed by Landlord pursuant to Tenant's approved written change orders for any individual change order which exceeds a net cost of Ten Thousand Dollars ($10,000.00) shall include all costs of labor and materials plus five percent (5%) of the costs for labor and materials for overhead and profit. At Tenant's request, Landlord shall fully cooperate with Tenant to establish such costs or estimates thereof in advance of performing the work. If Tenant absolutely requires Landlord to deviate from the Approved Plans and Specifications in the field and prior to the execution of a written change order and Landlord consents to such deviation, Tenant or Tenant's representative shall execute a written authorization and indemnification in favor of Landlord. Any changes requested by Landlord shall be approved in advance by Tenant in writing. This provision shall not apply if Tenant elects to construct the items other than Landlord's Items.

      35.4   Cost of Allowance Items.

             35.4.1 The term "Allowance Items Costs" shall refer to the actual costs of constructing the Allowance Items (including a five percent (5%) construction management fee to be paid to Landlord to cover Landlord's indirect overhead and permit costs.

             35.4.2. Tenant shall reimburse Landlord in the amount that the Allowance Items Costs exceed the Allowance ("Tenant's Share of Allowance Costs") within thirty (30) days after receipt of a written invoice from Landlord, unless Tenant notifies Landlord within twenty (20) days after receipt of such invoice that it contests any portion of the invoice, in which event Tenant shall pay for any of the uncontested items on the invoice. Landlord shall obtain Tenant's prior written consent before incurring charges in excess of the Allowance.

             35.4.3. If Tenant does not use all of the Allowance for constructing the Allowance Items, Landlord, at Tenant's option, shall remit the balance of the Allowance to Tenant on or before that date which is ninety (90) days after the Commencement Date or abate Annual Base Rent, up to Five Dollars ($5.00) per rentable square foot until the balance is fully credited towards Tenant.

             35.4.4 If Tenant elects to construct the improvements to the Premises other than the Landlord's Work, Tenant shall have the right to request disbursements from the Landlord of the Allowance on a monthly basis, provided that no individual request shall be less than Twenty-Five Thousand Dollars ($25,000.00) and provided further that Tenant submits with its request a schedule of the payments made from the Allowance in order for Landlord to assure that Tenant is in compliance with the provisions of Section 15 of this Lease. Upon request by Landlord as a condition of its disbursement, in the exercise of its reasonable discretion, Tenant shall deliver final lien waivers from subcontractors or contractors if Tenant's schedule indicates that such subcontractor or contractor has been or should have been paid in full.

      35.5 Punchlist Items. Notwithstanding Tenant's acceptance of the Premises, within thirty (30) days after substantial completion of the Premises, Landlord and Tenant shall jointly examine the Premises and shall use their good faith efforts to produce a list of all of the Tenant Improvements constructed by or on behalf of Landlord at the Premises which require correction or completion (the "Punchlist"). Landlord shall correct or complete the items on the Punch List within thirty (30) days after the date of execution of the Punch List by both Landlord and Tenant unless such correction will require immediate attention. If Tenant occupies the Premises in stages on a floor-by-floor basis, then the time of requisite completion by Landlord for the items on each such Punch List shall commence on the date of joint execution of each such Punch List by both Landlord and Tenant. Notwithstanding the foregoing, Landlord shall repair such latent defect(s) in the Premises, the Building or the Property as soon as is reasonably possible after Landlord's actual knowledge or receipt of written notice of such defect(s) from Tenant.

      35.6 Liquidated Damages and Tenant's Termination Rights. If Landlord does not deliver the Premises to Tenant with Landlord's Work substantially complete on or before May 15, 2000 (the "Penalty Date"), subject to extensions for Force Majeure Events and subject to delays due to unavailability of long lead time items which (i) are unique to Tenant's improvements, (ii) which materially and adversely affect the construction schedule, and (iii) which Landlord notifies Tenant of in writing upon review of Tenant's plans and specifications, Landlord shall give Tenant a credit in the amount of the per diem amount of Base Rent and additional rent due hereunder in accordance with the following schedule for each day that Landlord fails to deliver the Premises to Tenant:

Length of Delay                                   Amount of Liquidated Damages for each
                                                  day of delay

For each day of delay between May 15, 2000 and    One day of Base Rent and additional rent
         July 15, 2000

For each day of delay between July 16, 2000 and   Two days of Base Rent and additional rent
         August 15, 2000

For each day of delay beyond August 15, 2000      Three days of Base Rent and Additional rent


Notwithstanding anything herein to the contrary, in addition to the accrual of liquidated damages, if Landlord does not deliver the Premises to Tenant with Landlord's Work substantially complete on or before August 15, 2000 (the "Termination Date), Tenant shall have the right to terminate this Lease by giving Landlord fifteen (15) days advance written notice. If Tenant does not exercise its termination right on or before September 15, 2000, Tenant shall waive its rights to terminate this Lease and this Lease shall remain in full force and effect and Tenant shall continue to accrue liquidated damages until the date that the Premises are delivered to Tenant with the Landlord's Work substantially completed. In addition, if Landlord has not delivered the Premises to Tenant on or before June 30, 2000, Tenant's written request, Landlord shall make at least 7,500 rentable square feet available in the Building on the terms and conditions set forth in this Lease to accommodate the Tenant's business and operations which are currently being conducted at 135 National Business Park, pursuant to a sublease by and between Tenant and Credit Management Solutions, Inc., which is scheduled to expire on June 30, 2000. In addition, if Landlord has not delivered the Premises to Tenant on or before August 31, 2000, and Tenant has not terminated the Lease in accordance with the first provisions of this paragraph, upon Tenant's written request, Landlord, at Landlord's option, shall either (a) cause NBP 134, LLC to extend the terms of the License Agreement of even date herewith by and between NBP 134, LLC and Tenant, as licensee for the fourth floor in 134 National Business Park until the Premises are substantially completed on the same terms and conditions set forth in License Agreement, or (b) make at least 24,041 rentable square feet of space available in the Building to accommodate Tenant's business and operations which then are being conducted at 134 National Business Park on the terms and conditions set forth in this Lease. Notwithstanding anything herein to the contrary, if Tenant exercises its termination rights in a timely fashion and Landlord substantially completes its work in the Premises and delivers the Premises to Tenant within the fifteen (15) day period prior to termination, the termination notice shall be void and of no further force and effect. The parties acknowledge and agree that both the Penalty Date and the Termination Date shall be extended on a day-for-day basis for the length of delay, if any, that Tenant delays beyond October 31, 1999, to deliver its plans and specifications pursuant to Section 35.1, if Landlord does not obtain the required building permits to construct the Landlord's Work on or before January 18, 2000. If Tenant exercises its termination rights under this Section 35.6, on the termination date, Landlord shall reimburse Tenant for any of the costs incurred by Tenant in connection with the insurance policy described in Section 4 and Landlord shall pay Tenant the liquidated damages which have accrued through the termination date.

      35.7 Miscellaneous. Landlord shall construct the Premises in a good and workman-like manner, in accordance with all applicable laws, regulations and ordinances. If Tenant is required to maintain any items constructed by Landlord hereunder, Landlord, to the extent permitted, shall assign its rights to any continuing warranties in connection with such items to Tenant. Tenant shall have the right to approve the mechanical and electrical subcontractors engaged by Landlord or Landlord's general contractor for items which are unique to Tenant. From the date of this Lease through the Commencement Date, Tenant and its representatives shall have the right to enter the Premises upon reasonable notice to Landlord, and to consult with Landlord, for the purposes of developing any comments Tenant is required to provide under this Section and/or monitoring and commenting on Landlord's Work; provided, however, that Tenant and its representatives shall make reasonable efforts to avoid interference with Landlord's performance of its obligations under this Section. Upon request by Tenant or its representatives, Landlord shall provide Tenant any information or access reasonably requested in connection with the construction process contemplated by this Section, and shall make all reasonable efforts to resolve any issues or disagreements raised by Tenant or its representatives in connection with that construction process.

      Upon completion of Landlord's construction of all improvements in the Premises required to be completed by Landlord prior to Commencement Date of the Lease and prior to the delivery of possession to Tenant, Landlord shall (i) deliver to Tenant the key plan and at least three (3) complete sets of keys to all locks required to gain entry to the Premises and such additional sets as may be required by Tenant, from time to time, and (ii) conduct an inspection of the Premises with a designated representative of Tenant to determine that the Premises are prepared for Tenant's occupancy subject to Section 35.5 and that all trash, debris and construction materials have been removed from the Premises.

      35.8 Space Planner and/or Architect. Landlord shall reimburse Tenant for the reasonable costs incurred by Tenant for its space planner and/or architect for the first two (2) versions of the plans, within thirty (30) days after receipt of a written invoice for such costs.

      35.9 Early Entry by Tenant. Tenant shall have access to, and use of, the Premises for the purpose of accepting delivery of, storing, installing and testing Tenant's furniture, telephone, computer and other office systems by not later than thirty (30) days prior to the Commencement Date, provided that Tenant shall cause its employees, contractors and agents to conduct themselves in a manner so as not to materially interfere with or delay Landlord's construction activities. Landlord shall have no responsibility for any loss or damage to any such items prior to the Commencement Date, unless caused by Landlord or Landlord's agents, employees or contractors negligence or intentional acts.

      35.10 Generator. Tenant shall be permitted to install and maintain an above-ground generator and associated equipment and fuel storage solely to serve Tenant's and Tenant's approved or permitted assignee's or sublessee's operations within the Premises, provided that the generator it included as part of the plans and specifications described in Section 35.1 above or through a later plan submission by Tenant to Landlord. The generator shall be installed within a self-contained enclosure at a location on the Property to be mutually agreed upon by Landlord and Tenant. Landlord grants to Tenant the license and right during the Term of this Lease (i) to utilize common area space and conduits which exist on the Property and in the Building for the purpose of using existing risers and conduit and/or installing conduit (in the event existing conduit space is insufficient), (ii) to install cable in, across and through such risers and conduit, and (iii) to make connections to all common area electrical and mechanical closets as necessary for the use of such cable for the purposes of connection of Tenant's equipment and facilities within the Building to Tenant's equipment and facilities in the Building. The location of such risers and conduit shall be designated by Landlord in its reasonable discretion.

      Prior to exercising any rights under this Section, Tenant shall provide Landlord with plans and specifications for the installation of the generator prepared at Tenant's sole cost and expense, (collectively the "Plans"). The method of installation of the generator, including all conduit or cable, shall be included in Tenant's Plans. Tenant's Plans shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

      Tenant's maintenance, use and removal of the generator and related equipment shall be performed by or on behalf of Tenant (a) at Tenant's sole risk, cost and expense, (b) in a timely, good and workman-like manner, (c) using only licensed contractors approved by Landlord, and (d) without interference to Landlord, or other tenants or occupants of Building and Property. Tenant shall bear all costs incurred in the exercise of its rights set forth above and shall exercise these rights in full compliance with all applicable federal, state, and local governmental laws, regulations and rules (including without limitation the obtaining of all required permits) or any other requirements reasonably imposed by Landlord or covenants of record encumbering the Property. Tenant shall provide copies of all such required approvals within ten (10) days after written request from Landlord. Tenant shall replace or restore any disturbance or damage caused to the Building or Property, and as a result of the removal of the generator and associated equipment, reasonable wear and tear excepted. Notwithstanding anything to the contrary contained in this Lease, Tenant shall fully indemnify Landlord and its mortgagee against all loss or damage of whatever kind or nature, including but not limited to third party claims, arising or in any manner connected with Tenant's use, maintenance or removal of its generator and related facilities, unless caused by Landlord's negligence or willful misconduct.

      Any alteration, additions or improvements constructed by Tenant in the course of exercising its rights under this Section shall be deemed to be Personalty, and shall be removed by Tenant at the expiration of the Term and the area affected shall be restored to substantially the same condition as existed immediately prior to the installation of the equipment, reasonable wear and tear excepted. If applicable, within ten (10) days after written request from Landlord, Tenant shall supply Landlord with written evidence from the applicable governmental authorities that the generator has been removed in accordance with all applicable governmental regulations.

      All costs incurred by Landlord in connection with Tenant's installation, use, maintenance and removal of the generator and related equipment, including but not limited to, additional utility costs or additional insurance premiums therefor, shall be deemed additional rent and paid by Tenant hereunder within thirty (30) days of Landlord's invoice(s) therefor to Tenant.

      35.11 Definition of "Force Majeure Events". As used in this Section 35, the term "Force Majeure Events" shall refer to events which delay or prevent either party from constructing, making any repairs, rebuilding or restoring, or furnishing any services or performing any other covenant or duty, whether express herein or implied, to be performed by such party due to reasons which can not be anticipated in the ordinary course of construction such as weather, embargo, war, governmental orders or acts of God. If either party claims a Force Majeure Event has occurred, it shall notify the other party in writing within twenty-five (25) days after the occurrence of such event, failure of which shall be considered a waiver of the parties' right to claim a Force Majeure Event. Inability to obtain materials, equipment or strikes or lockouts shall not be considered a Force Majeure Event.

36. Quiet Enjoyment. Tenant, upon the payment of rent and the performance of all the terms of this Lease, shall at all times during the Term peaceably and quietly enjoy the Premises without any disturbance from Landlord or any other person claiming through Landlord.

37. Vacation of Premises. Tenant shall vacate the Premises at the end of the Term. If Tenant fails to vacate at such time there shall be payable to Landlord an amount equal to one hundred forty percent (140%) of the monthly Base Rent stated in Section 1.1.7 paid immediately prior to the holding over period for each month or part of a month that Tenant holds over, plus all other payments provided for herein, and the payment and acceptance of such payments shall not constitute an extension or renewal of this Lease. In event of any such holdover, Landlord shall also be entitled to all remedies provided by law for the speedy eviction of tenants, and to the payment of all attorneys' fees and expenses incurred in connection therewith if Landlord is the prevailing party in connection with any legal proceeding.

38. Members' Liability. It is understood that Landlord is a Maryland limited liability company. All obligations of Landlord are limited to the net assets of the Landlord from time to time and once the Building is completed, to Landlord's equity interest in the Building. No member of Landlord, or of any successor member, whether now or hereafter a member, shall have any personal responsibility or liability for the obligations of Landlord hereunder.

39. Separability. If any term or provision of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such term or provision of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

40.   Indemnification.

      40.1 Tenant's Indemnification. Tenant shall indemnify and hold harmless Landlord and all of its and their respective partners, directors, officers, agents and employees from any and all liability, loss, cost or expense arising from all third-party claims resulting from or in


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

connection with:

             40.1.1 the conduct or management of the Premises or of any business therein, or any work or thing whatsoever done, or any condition created in or about the Premises during the Term of this Lease or during the period of time, if any, prior to the Commencement Date that Tenant may have been given access to the Premises if a result of acts covered by Section 40.1.2 below;

             40.1.2 any act, omission or negligence of Tenant or any of its subtenants or licensees or its or their partners, directors, officers, agents, employees, invitees or contractors; and

             40.1.3 any accident, injury or damage whatever occurring in, at or upon the Premises other than those items covered under Landlord's indemnity as described in Section 40.2;

together with all costs and expenses reasonably incurred or paid in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorney's fees and expenses.

      In case any action or proceeding is brought against Landlord and/or any of its and their respective partners, directors, officers, agents or employees and such claim is a claim from which Tenant is obligated to indemnify Landlord pursuant to this Section, Tenant, upon written notice from Landlord shall resist and defend such action or proceeding (by counsel reasonably satisfactory to Landlord). The obligations of Tenant under this Section shall survive termination of this Lease.

      40.2 Landlord's Indemnification. Landlord shall indemnify and hold harmless Tenant and all of its and their respective partners, directors, officers, agents and employees from any and all liability, loss, cost or expense arising from all third-party claims resulting from or in connection with:

             40.2.1 the construction, conduct or management of the Building or the Property or of any business therein, or any work or thing whatsoever done, or any condition created in or about the Building or the Property during the Term of this Lease; and

             40.2.2 any act, omission or negligence of Landlord or any of its subtenants or licensees or its or their partners, directors, officers, agents, employees, invitees or contractors;

             40.2.3 any accident, injury or damage whatsoever occurring in, at, or upon the Property other than those areas covered by Tenant's indemnity as described in Section 40.1 which result from Landlord failing to perform its obligations under the terms of this Lease. together with all costs and expenses reasonably incurred or paid in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorney's fees and expenses.

      In case any action or proceeding is brought against Tenant and/or any of its and their respective partners, directors, officers, agents or employees and such claim is a claim from which Landlord is obligated to indemnify Tenant pursuant to this Section, Landlord, upon written notice from Tenant shall resist and defend such action or proceeding (by counsel reasonably satisfactory to Tenant). The obligations of Landlord under this Section shall survive termination of this Lease.

41. Captions. All headings anywhere contained in this Lease are intended for convenience or reference only and are not to be deemed or taken as a summary of the provisions to which they pertain or as a construction thereof.

42. Brokers. Landlord and Tenant represent that they have dealt directly with, only with, the Broker as broker in connection with this Lease, and both parties warrant that no other broker negotiated this Lease or is entitled to any commissions in connection with this Lease. Landlord shall pay the Broker pursuant to the terms of a separate written agreement by and between

Landlord and Broker.

43. Recordation. Tenant covenants that it shall not, without Landlord's prior written consent, record this Lease or any memorandum of this Lease or offer this Lease or any memorandum of this Lease for recordation. If at any time Landlord or any mortgagee of Landlord's interest in the Premises shall require the recordation of this Lease or any memorandum of this Lease, such recordation shall be at Landlord's expense. If at any time Tenant shall require the recordation of this Lease or any memorandum of this Lease, such recordation shall be at Tenant's expense. If the recordation of this Lease or any memorandum of this Lease shall be required by any valid governmental order, or if any government authority having jurisdiction in the matter shall assess and be entitled to collect transfer taxes or documentary stamp taxes, or both transfer taxes and documentary stamp taxes on this Lease or any memorandum of this Lease, Tenant shall execute such acknowledgments as may be necessary to effect such recordations and pay, upon request of Landlord, one half of all recording fees, transfer taxes and documentary stamp taxes payable on, or in connection with this Lease or any memorandum of this Lease or such recordation.

44. Successors and Assigns. The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant, and their respective heirs, personal representatives, successors and assigns (subject, however, to the terms of Section 20 hereof).

45. Integration of Agreements. This writing is intended by the Parties as a final expression of their agreement and is a complete and exclusive statement of its terms, and all negotiations, considerations and representations between the Parties are incorporated. No course of prior dealings between the Parties or their affiliates shall be relevant or admissible to supplement, explain, or vary any of the terms of this Lease. Acceptance of, or acquiescence to, a course of performance rendered under this Lease or any prior agreement between the Parties or their affiliates shall not be relevant or admissible to determine the meaning of any of the terms or covenants of this Lease. Other than as specifically set forth in this Lease, no representations, understandings, or agreements have been made or relied upon in the making of this Lease.

46. Hazardous Material; Indemnity. Tenant shall not cause or permit any Hazardous Material (as hereinafter defined) to be brought upon, kept, or used in or about the Premises by Tenant, its agents, employees, contractors or invitees, without the prior written consent of Landlord (which Landlord shall not unreasonably withhold as long as Tenant demonstrates to Landlord's reasonable satisfaction that such Hazardous Material is necessary or useful to Tenant's business and shall be used, kept and stored in a manner that complies with all laws regulating any such Hazardous Material so brought upon or used or kept in or about the Premises). If Tenant breaches the obligations stated in the preceding sentence, or if the presence of Hazardous Material on the Premises caused or permitted by Tenant results in contamination of the Premises, the Building and/or the Property, or if contamination of the Premises, the Building and/or the Property by Hazardous Material otherwise occurs, for which Tenant is legally liable to Landlord for damage resulting therefrom, then Tenant shall indemnify, defend and hold Landlord and its Mortgagee(s) harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises, the Building and/or the Property, and sums paid in settlement of claims, attorneys' fees, consultant fees and expert fees) which arise during or after the Term as a result of such contamination. This indemnification of Landlord and its Mortgagee(s) by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Building. Without limiting the foregoing, if the presence of any Hazardous Material on the Premises, the Building and/or the Property caused or permitted by Tenant results in any contamination of the Premises, the Building and/or the Property, Tenant shall promptly take all actions at its sole expense as are necessary to return the Premises, the Building and/or the Property to the condition existing prior to the introduction of any such Hazardous Material to the Premises, the Building and/or the Property; provided that Landlord's approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises or the Building.

      To the best of Landlord's knowledge, based solely on the environmental report prepared by Schnabel Engineering dated May 28, 1999, a copy of which has been delivered by Landlord to Tenant, as of date of this Lease and as of the Commencement Date, Landlord represents that there are not now and will be no Hazardous Materials in the Premises, the Building or on the Property. Landlord shall indemnify and hold Tenant harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses resulting from any Hazardous Materials contamination which are not caused by Tenant, or Tenant's agents, employees, contractors or invitees. Landlord shall take prompt measures to remediate any such contamination in full compliance with all applicable laws, statutes, ordinances and regulations.

      As used herein, the term "Hazardous Material" means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of Maryland or the United States Government. The term "Hazardous Material" includes, without limitation, any material or substance that is (i) defined as a "hazardous substance" under the laws of the State of Maryland, (ii) petroleum, (iii) asbestos, (iv) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1321), (v) defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903), (vi) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601), or (vii) defined as a "regulated substance" pursuant to Subchapter IX, Solid Waste Disposal Act (Regulation of Underground Storage Tanks), 42 U.S.C. Section 6991 et seq.

47. Americans With Disabilities Act. Notwithstanding any other provisions contained in this Lease and with the purpose of superseding any such provisions herein that might be construed to the contrary, it is the intent of Landlord and Tenant that at all times while this Lease shall be in effect that the following provisions shall be deemed their specific agreement as to how the responsibility for compliance (and cost) with the Americans With Disabilities Act and amendments to same ("ADA"), both as to the Premises and the Property, shall be allocated between them, namely:

      47.1 Landlord and Tenant agree to cooperate together in the initial design, planning and preparation of specifications for construction of the Premises so that same shall be in compliance with the ADA. Any costs associated with assuring that the plans and specifications for the construction of the Premises are in compliance with the ADA shall be Landlord's responsibility. Similarly those costs incurred in the initial construction of the Premises so that same are built in compliance with the ADA shall be included within Landlord's Work and handled in the manner as provided for in other Sections of this Lease.

      47.2 Modifications, alterations and/or other changes required to and within the Common Areas shall be the responsibility of Landlord and at its cost and expense.

         47.3 Modifications, alterations and/or other changes required to and within the Premises (after the initial construction of same which are necessitated by Tenant's specific use and not by office uses generally), whether capital in nature or non-capital in nature, shall be the responsibility of Tenant and at its cost and expense; unless the changes are structural in nature and result from the original design of the Building, in which instance they shall be the responsibility of Landlord and at its cost and expense.

      Each party hereto shall indemnify and hold harmless the other party from any and all liability, loss, cost or expense arising as a result of a party not fulfilling its obligations as to compliance with the ADA as set forth in this Section.

48. Several Liability. If Tenant shall be one or more individuals, corporations or other entities, whether or not operating as a partnership or joint venture, then each such individual, corporation, entity, joint venturer or partner shall be deemed to be both jointly and severally liable for the payment of the entire rent and other payments specified herein.

49.   Landlord's Representations.

      49.1 Landlord has fee simple title and is the owner of the Premises and the Building.

      49.2 All applicable zoning and land use laws, rules or regulations affecting the Building and/or the Premises permit the use of the Premises for the permitted use, and Landlord has no knowledge of anything which would prohibit Landlord or Tenant from obtaining all licenses and permits, including, but not limited to, those pertaining to construction, signage and occupancy necessary to use the Premises for such use.

      49.3 The Premises are not and shall not be subject to any leases, subleases, tenancies, agreements, liens, encumbrances, restrictions, laws, ordinances and regulations or violations of any of the foregoing which will prohibit the use of the Premises for the permitted use, or diminish any of Tenant's rights set forth in the Lease, or increase any of Tenant's obligations set forth in the Lease.

      49.4 Landlord has the full right, power and authority to enter in this Lease, and once the Lease is executed by Landlord and Tenant, no approvals or consents or any other person or entity, including, but not limited to, any lender or mortgagee, is required for the Lease to be a valid and binding obligation of the parties hereto.

50. Exterior Building Signage. Tenant, at Tenant's expense, shall have the non-exclusive right to install an exterior sign on the Building. Provided that Tenant controls at least fifty-one percent (51%) of the rentable area in the Building and actually occupies at least a portion of the Building, Tenant shall have the exclusive right to install such exterior sign on the Building. Any exterior sign installed by Tenant shall be subject to Tenant obtaining any governmental approvals and any approvals required by any covenants and restrictions now or hereafter affecting the Building and Landlord's prior approval, such approval not to be unreasonably withheld, with regard to the size, location, aesthetics and method of installation of the signage. Tenant, at Tenant's expense, shall maintain the signage. At the expiration or sooner termination of the Term, Tenant shall remove the exterior signage on the Building and restore the Building's surface to that condition which existed immediately prior to the installation of the signage, subject to ordinary wear and tear.

51. Security System. Landlord, at Landlord's expense, shall install an electromagnetic security card system on all entry and exit points accessing the Building which is similar to the security system currently being used at the buildings known as 131, 133, 134 and 135 National Business Park.

52. Right of First Refusal. Tenant acknowledges and agrees that Landlord is a subsidiary of Corporate Office Properties Trust, a Maryland real estate investment trust ("COPT") and that COPT, through various affiliates, subsidiaries and related entities owns and intends to own other office buildings within National Business Park (the "Park"). As of the date of this Lease, COPT, through its affiliates, owns the buildings known as One National Business Park, 131 National Business Park, 133 National Business Park, 134 National Business Park, 135 National Business Park and 141 National Business Park (the "Existing Other Park Buildings") Landlord agrees that during the Term of this Lease, Tenant shall have a continuing right of first refusal in connection with a lease from Landlord or from COPT, through its affiliates, of all or any portion of the rentable area in all buildings owned by Landlord or by COPT, through its affiliates (the "Option Space"), whether for the initial leasing of the area or for subsequent releasing, subject to (i) the vacation of the Option Space by the other tenant in the case of a releasing, (ii) the rights of tenants which have leases dated prior to the date of this Lease in the Existing Other Park Buildings, as described on Exhibit "G", and (iii) to the limitations set forth in this Section. Commencing on the date hereof, when Landlord receives a bona-fide offer to lease Option Space which Landlord is willing to accept, Landlord shall notify Tenant in writing of the existence and location of the Option Space which is then available ("Landlord's Offer Notice") and the then Prevailing Expansion Market Rate (as defined below) for the Option Space which is then available, if the Option Space is available after the first five (5) years after the Initial Term. Tenant shall exercise the foregoing right of first refusal by delivering written notice of its intention to lease the Option Space described in Landlord's Offer Notice within five (5) business days after Tenant's receipt of Landlord's Offer Notice. Tenant's election notice shall specify all or which portion of the Option Space for which Tenant is exercising such right of first refusal. As used in this Section 52, the term "Prevailing Expansion Market Rate" shall mean the then prevailing market rate being charged for comparable new space in comparable office buildings constructed no later than one (1) year after completion of the Building within a ten (10) mile radius of the Premises (excluding the Town Center of Columbia, Maryland), with consideration given for the amount of space occupied by Tenant, construction allowances, commissions, free rent, and other concessions or premiums or lack thereof, no vacant time in the Premises and consistency within Landlord's portfolio.

      52.1 Terms of Rental for Option Space. If Tenant exercises its rights in a timely fashion under Section 52 above, (i) the length of the term of the Lease for the Option Space (or part thereof) shall be either (a) for at least three
(3) years, or (b) for less than three (3) years, provided that either party shall have the right to terminate the lease upon ninety (90) days advance notice to the other party, (ii) any additional rent due in connection with the lease of the Option Space (or a part thereof) and all other terms relating to the rental of the Option Space (or a part thereof) shall be the same as for the Premises,
(iii) the Base Rent shall be equal to (a) then current Base Annual Rent due for the Premises if the right is exercised during the first five (5) years of the Initial Term of this Lease and (b) the Prevailing Expansion Market Rent as set forth in Landlord's Offer Notice if the right is exercised at any time after the first five (5) years of the Initial Term, and (iv) all other terms relating to the rental of the Option Space (or a part thereof) shall be substantially in the form of this Lease, setting forth any terms at variance with the terms of this Lease.

      52.2 Entry into New Lease. Within thirty (30) days after the date of the Landlord's Offer Notice, as the case may be, Landlord and Tenant shall negotiate in good faith a new lease for Option Space which is substantially similar to the terms of this Lease and sets forth the Base Rent and such other matters which are at variance with the terms and conditions of this Lease, with rent commencing on the Option Space upon occupancy by Tenant.

      52.3 Miscellaneous Matters. If (i) Tenant is then in default beyond any applicable cure period under the terms of this Lease at the time of exercising its rights under this Section 52, (ii) Tenant fails to deliver the requisite notice to Landlord exercising such right within the five (5) business day period specified above, (iii) Tenant fails to negotiate in good faith the new Lease for the Option Space within the thirty (30) day period, or (iv) Tenant declines to exercise its rights as provided above as to all or any portion of the Option Space, then Landlord shall be free to proceed to lease that portion of the Option Space specified in Landlord's Offer Notice for a period of six (6) months. The rights of first offer shall not be severed from this Lease, or separately sold, assigned or transferred, but may only be assigned or transferred as a part of this Lease. The rights granted to Tenant in this Section shall run with the Lease and shall not be personal to Landlord. If Landlord sells, assigns or transfers its interest in the Lease, the rights shall continue to the extent that the acquirer, assignee or transferee acquires COPT's and COPT's affiliates other office buildings in the Park; provided, however, that the rights of Tenant under this Section 52 shall remain subordinate to the lien of any Mortgagee whether now or hereafter having a lien on any of the Existing Buildings or on any future buildings to be constructed by COPT or any of COPT's affiliates in the Park. COPT joins in the execution of this Lease solely to acknowledge its rights and obligations under this Section 52 and
Section 53 below.

53. Expansion Rights. At anytime after the Commencement Date, Tenant shall have the right to notify Landlord that Tenant requires 40,000 or more rentable square feet ("Tenant's Expansion Notice"). If Landlord does not have such space available within the Building or within any other building owned by or any affiliate of COPT in the Park and does not anticipate that such space shall be available to accommodate Tenant's needs, upon Tenant's request in writing, Landlord shall construct a building of equal quality to the Building to accommodate Tenant's additional space requirements, subject to (i) Landlord determining Tenant's then creditworthiness in Landlord's reasonable determination, (ii) Landlord obtaining financing for the acquisition and construction of the new building, provided that Landlord shall use its reasonable efforts to obtain such financing, and (iii) the availability of land on which to construct the new building. Landlord shall notify Tenant within thirty (30) days after the date of Tenant's Expansion Notice of the availability of such space or of Landlord's intention to deliver possession of space in a newly constructed building and the rental rates thereof (as described below) (the "Landlord's Response Notice"). If Landlord is unable to deliver the space based on any of the conditions not being satisfied, Landlord shall set forth the particular reasons in

Landlord's Response Notice. The Base Rent for the new premises shall be at the then current Prevailing Market New Building Rate (as defined herein) and the term of the lease for the new space shall be for at least five (5) years.

      For purposes of this Section 53, the term "Prevailing Market New Building Rate" shall mean the then prevailing market rate being charged for comparable new space in comparable office buildings constructed not earlier than one (1) year prior to the date that the rent determination is being made, within a ten
(10) mile radius of the Premises (excluding the Town Center of Columbia, Maryland), with consideration given for the extent of Tenant's occupying the Building, construction allowances, commissions, free rent, and other concessions or premiums or lack thereof, no vacant time in the Premises and consistency within Landlord's portfolio. Within ten (10) days after receipt of Landlord's Response Notice, Tenant shall notify Landlord in writing of Tenant's acceptance or rejection of such rate. If Tenant shall accept such Prevailing Market New Building Rate, Landlord and Tenant shall enter into a new Lease which is substantially similar to the terms of this Lease and setting forth any terms at variance with the terms of this Lease. If within the ten (10) day period, Tenant shall reject such Prevailing Market New Building Rate as determined by Landlord, then within ten (10) days thereafter, Landlord and Tenant shall meet at a mutually acceptable time and place and shall use their reasonable efforts to agree upon the Prevailing Market New Building Rate. If Landlord and Tenant shall fail to agree upon such Prevailing Market New Building Rate within the ten (10) day period, Landlord and Tenant shall each appoint an independent commercial leasing broker licensed in the Maryland area within the next ten (10) days (the "Brokers"). Such Brokers shall deliver their respective estimates of the Prevailing Market New Building Rate within ten (10) days after being appointed. If the estimates of the Prevailing Market New Building Rate as quoted by the Brokers are within ten percent (10%) of each other, the Prevailing Market New Building Rate shall be deemed to be the average of the estimates presented by the Brokers. If the estimates of the Prevailing Renewal New Building Market Rate as quoted by the Brokers differ by more than ten percent (10%), then Landlord and Tenant shall jointly appoint a third independent commercial leasing broker licensed in the Maryland area within ten (10) days after the receipt of the initial brokers' estimates (the "Third Broker") who shall deliver its estimate of the Prevailing Market New Building Rate within ten (10) days after being appointed and such estimate shall be deemed to be the Prevailing Market New Building Rate. Tenant shall notify Landlord within ten (10) days after receipt of the estimate of the Prevailing Market New Building Rate (whether as resulting from the average of the Brokers or from the Third Broker, as applicable), whether Tenant shall accept such Prevailing Market New Building Rate, whereupon Landlord and Tenant shall enter into a new lease for the premises substantially in the form of this Lease, setting forth any terms at variance with the terms of this Lease. If Tenant does not accept such Prevailing Market New Building Rate within the aforesaid ten (10) day period, then Tenant's option to lease the new premises, shall be void and inoperable. Landlord and Tenant shall each pay the fee of the broker designated by them originally and shall split the fees of the Third Broker.

      If Landlord and Tenant enter into a lease for premises in the new building, Landlord shall diligently pursue the acquisition of the land if necessary and diligently apply for and diligently prosecute the requisite subdivision approvals, if any, and the site plan approvals and building permits and approvals. Landlord shall deliver the new premises to Tenant within twelve
(12) months after obtaining the building permit for the new building.

54. Parking. Landlord represents that it shall make parking spaces available to Tenant (i) at a ratio of 4.0 spaces per 1,000 rentable square feet in immediately surrounding the Building, and (ii) an additional sixty (60) parking spaces available in the Park within reasonable walking distance of the Building which is lit and which is consistent with the other parking areas in the Park (the "Off-Site Parking"). Landlord shall make the Off-Site Parking spaces available as soon as the parties reasonably determine that such spaces are required and subject to the obtaining the requisite approvals to develop the Off-Site Parking area. Subject to the requirements of this provision, Landlord reserves the right to change the location of the Off-Site Parking by giving Tenant at least sixty (60) days advance written notice of the change; provide, further, that Landlord shall not be permitted to change the location more than one (1) time in any three (3) year period. If Landlord and Tenant reasonably determine that a sticker, gate or any other system needs to be initiated to monitor Tenant's use of the Off-Site Parking, Landlord, at Landlord's expense, shall provide such system and Tenant shall cause its agents, employees and invitees to follow such reasonable rules and regulations as requested by Landlord in connection with such Off-Site Parking.

55. Tenant's Termination Rights. Tenant shall have the one-time right to terminate this Lease in its entirety at the expiration of the seventh (7th) lease year, provided that (i) Tenant gives Landlord at least nine (9) months' advance written notice of its intention to terminate the Lease (the "Termination Notice"), (ii) there is no Event of Default outstanding at the time that Tenant delivers its Termination Notice to Landlord or as of the date of the termination, and (iii) Tenant delivers to Landlord, simultaneously with its Termination Notice, a termination fee in the amount which is the sum of (a) the Base Rent which would have been due for the twelve (12) month period commencing on the first day of the eighth (8th) lease year and ending on the last day of the eighth (8th) lease year, and (b) Ten Dollars ($10.00) per rentable square foot of area in the Premises. If Tenant fails to exercise its rights under this
Section in a timely fashion, this Lease shall remain in full force and effect.

56. Year 2000 Compliance. Landlord represents to Tenant that all necessary equipment, software and appliances which Landlord has the ability to control, including, but not limited to, elevators, heating ventilating and air conditioning systems, card key access systems, door locks, energy management systems, sprinkler systems, fire detection, security systems, life safety systems and other Building systems (collectively, the "Building Systems") will remain fully functional and perform their normal operations on and after January 1, 2000, without interruptions or malfunctions as a result of the passage from the year 1999 to the year 2000, and to account for February 29, 2000.

      Landlord represents that if any repairs, alterations or replacements must be made to any Building Systems in order to prevent or eliminate any such interruptions or malfunctions in the services or operations provided thereby, Landlord shall, at its sole cost and expense, undertake such repairs, alterations or replacements.

      IN WITNESS WHEREOF, Landlord and Tenant have respectively affixed their hands and seals to this Lease as of the day and year first above written.


WITNESS OR ATTEST:                LANDLORD:
/s/ Karen M. Singer               NBP 132, LLC



                                  By: /s/ Randall M. Griffin  (SEAL)
                                     -----------------------------------
                                      Name:
                                      Title: President

WITNESS OR ATTEST:                TENANT:
/s/ Ellen L.S. Kaplow             AMERITRADE HOLDING CORPORATION


                                  By: /s/ Thomas K. Lewis, Jr. (SEAL)
                                     -----------------------------------
                                  Name: Thomas K. Lewis, Jr.
                                  Title: Co-CEO

                  JOINDER BY CORPORATE OFFICE PROPERTIES TRUST

      Corporate Office Properties Trust joins in the execution of this Lease solely to acknowledge its rights and obligations under Section 52 and Section 53 of this Lease.

WITNESS                           CORPORATE OFFICE PROPERTIES TRUST

                                  By: /s/ Randall M. Griffin (SEAL)
                                     -----------------------------------
                                      Name:
                                      Title: President

STATE OF MARYLAND, _________________________, TO WIT:

      I HEREBY CERTIFY, that on this _____ day of _____, 1999, before me, the undersigned Notary Public of the State, personally appeared _____________ , who acknowledged himself to be the ______________ of NBP 132, LLC, a Maryland limited liability company, known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, and acknowledged that he executed the same on behalf of the corporation for the purposes therein contained as the duly authorized _____________ of the corporation by signing the name of the corporation by himself as such ____________.

      WITNESS my hand and Notarial Seal.


                                            Notary Public
My Commission Expires:



STATE OF MARYLAND, _____________________________, TO WIT:

      I HEREBY CERTIFY, that on this _____ day of _____, 1999, before me, the undersigned Notary Public of the State, personally appeared , known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, and acknowledged himself/herself to be the of AMERITRADE HOLDING CORPORATION, a Delaware corporation, and that he/she, as such , being authorized so to do, executed the foregoing instrument on behalf of the Corporation by himself/herself as such .

      WITNESS my hand and Notarial Seal.


                                            Notary Public
My Commission Expires:


STATE OF MARYLAND, _____________________________, TO WIT:

      I HEREBY CERTIFY, that on this _____ day of _____, 1999, before me, the undersigned Notary Public of the State, personally appeared __________________., who acknowledged himself to be the _____________ of CORPORATE OFFICE PROPERTIES TRUST, a Maryland real estate investment trust, known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, and acknowledged that he executed the same on behalf of the trust for the purposes therein contained as the duly authorized _______________ of the trust by signing the name of the trust by himself as such ______________.

      WITNESS my hand and Notarial Seal.


                                            Notary Public
My Commission Expires:

                                   EXHIBIT "A"
                      TO AGREEMENT OF LEASE BY AND BETWEEN
                             NBP 132, LLC, LANDLORD
                   AND AMERITRADE HOLDING CORPORATION, TENANT


                                   FLOOR PLAN

                                   EXHIBIT "B"
                      TO AGREEMENT OF LEASE BY AND BETWEEN
                             NBP 132, LLC, LANDLORD
                   AND AMERITRADE HOLDING CORPORATION, TENANT


                              RULES AND REGULATIONS

      TO THE EXTENT THAT ANY OF THE FOLLOWING RULES AND REGULATIONS, OR ANY RULES AND REGULATIONS SUBSEQUENTLY ENACTED CONFLICT WITH THE PROVISIONS OF THE LEASE, THE PROVISIONS OF THE LEASE SHALL CONTROL.


      1. Tenant shall not obstruct or permit its agents, clerks or servants to obstruct, in any way, the sidewalks, entry passages, corridors, halls, stairways or elevators of the Building, or use the same in any other way than as a means of passage to and from the offices of Tenant; bring in, store, test or use any materials in the Building which could cause a fire or an explosion or produce any fumes or vapor; make or permit any improper noises in the Building; smoke in the elevators; throw substances of any kind out of the windows or doors, or down the passages of the Building, in the halls or passageways; sit on or place anything upon the window sills; or clean the windows.

      2. Waterclosets and urinals shall not be used for any purpose other than those for which they were constructed; and no sweepings, rubbish, ashes, newspaper or any other substances of any kind shall be thrown into them. Waste and excessive or unusual use of electricity or water is prohibited.

      3. Tenant shall not (i) obstruct the windows, doors, partitions and lights that reflect or admit light into the halls or other places in the Building, or
(ii) inscribe, paint, affix, or otherwise display signs, advertisements or notices in, on, upon or behind any windows or on any door, partition or other part of the interior or exterior of the Building without the prior written consent of Landlord which shall not be unreasonably withheld, conditioned or delayed. If such consent be given by Landlord, any such sign, advertisement, or notice shall be inscribed, painted or affixed by Landlord, or a company approved by Landlord, but the cost of the same shall be charged to and be paid by Tenant, and Tenant agrees to pay the same promptly, on demand.

      4. No contract of any kind with any supplier of towels, water, ice, toilet articles, waxing, rug shampooing, venetian blind washing, furniture polishing, lamp servicing, cleaning of electrical fixtures, removal of waste paper, rubbish or garbage, or other like service shall be entered into by Tenant, nor shall any vending machine of any kind be installed in the Building, without the prior written consent of Landlord, which consent of Landlord shall not be unreasonably withheld, conditioned or delayed.

      5. When electric wiring of any kind is introduced, it must be connected as directed by Landlord, and no stringing or cutting of wires shall be allowed, except with the prior written consent of Landlord which shall not be unreasonably withheld, conditioned or delayed, and shall be done only by contractors approved by Landlord. No tenants shall lay linoleum or other similar floor covering so that the same shall be in direct contact with the floor of the Premises; and if linoleum or other similar floor covering is desired to be used, an interlining of builder's deadening felt shall be first affixed to the floor by a paste or other material, the use of cement or other similar adhesive material being expressly prohibited.

      6. No additional lock or locks shall be placed by Tenant on any door in the Building, without prior written consent of Landlord, not to be unreasonably withheld, conditioned or delayed. Landlord shall provide Tenant keys in an amount equal to 4.5 keys per 1,000 rentable square feet of area in the Premises. Any additional keys requested by Tenant shall be paid for by Tenant. Tenant, its agents and employees, shall not have any duplicate keys made and shall not change any locks. All keys to doors and washrooms shall be returned to Landlord at the termination of the tenancy, and in the event of any loss of any keys furnished, Tenant shall pay Landlord the cost thereof.

      7. Tenant shall not employ any person or persons other than Landlord's janitors for the purpose of cleaning the Premises, without prior written consent of Landlord which shall not be unreasonably withheld, conditioned or delayed. Landlord shall not be responsible to Tenant for any loss of property from the Premises however occurring, or for any damage done to the effects of Tenant by such janitors or any of its employees, or by any other person or any other cause, unless as a result of Tenant's negligence.

      8. No vehicles or animals of any kind (except animals assisting the disabled) shall be brought into or kept in or about the Premises unless required by the Americans with Disabilities Act or any similar state or local statute.

      9. Tenant shall not conduct, or permit any other person within Tenant's control to conduct, any auction upon the Premises; manufacture or store goods, wares or merchandise upon the Premises, without the prior written approval of Landlord, except the storage of usual supplies and inventory to be used by Tenant in the conduct of its business; permit the Premises to be used for gambling; make any unusual noises in the Building; permit to be played any musical instrument in the Premises; permit to be played any radio, television, recorded or wired music in such a loud manner as to materially disturb or annoy other tenants; or permit any unusual odors to be produced upon the Premises. Tenant shall not permit any portion of the Premises to be used for the storage, manufacture, or sale of intoxicating beverages, narcotics, tobacco in any form, or as a barber or manicure shop.

      10. No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, without the prior written consent of Landlord which consent shall not be unreasonably withheld, conditioned or delayed. Such curtains, blinds and shades must be of a quality, type, design, and color, and attached in a manner reasonably approved by Landlord.

      11. Canvassing, soliciting and peddling in the Building are prohibited, and Tenant shall cooperate to prevent the same.

      12. There shall not be used in the Premises or in the Building, either by Tenant or by others in the delivery or receipt of merchandise, any hand trucks except those equipped with rubber tires and side guards, and no hand trucks will be allowed in passenger elevators.

      13. Tenant, before closing and leaving its Premises, shall ensure that all entrance doors to same are locked.

      14. Landlord shall have the right to prohibit any advertising by Tenant which in Landlord's opinion tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

      15. Landlord hereby reserves to itself any and all rights not granted to Tenant hereunder, including, but not limited to, the following rights which are reserved to Landlord for its purposes in operating the Building:

      (a) the exclusive right to the use of the name of the Building for all purposes, except that Tenant may use the name as its business address and for no other purpose;

      (b) the right to install and maintain a sign or signs on the exterior of the Building, subject to the provisions of Section 50 of the Lease;

      (d) the exclusive right to use or dispose of the use of the roof of the Building, subject to the provisions of Section 34 of the Lease ;

      (e) the non-exclusive right to use the area above the ceiling of the Premises for the


                                                       Exhibit "B" - Page 2 of 3
      purpose of installing and maintaining telecommunications, water lines, utility lines, other conduit, sprinklers, drainlines, ductwork and HVAC connections and any other equipment necessary to provide services to any area in the Building, so long as work is coordinated so as not to unreasonably interfere with Tenant's use of the Premises;

      (f) the right to limit the space on the directory of the Building to be allotted to Tenant;

      (g) the right to grant to anyone the right to conduct any particular business or undertaking in the Building, so long as such business or undertaking is consistent with first-class suburban office buildings in the Baltimore-Washington metropolitan area.

      16. As used herein the term "Premises" shall mean and refer to the "Premises" as defined in Section 1 of the Lease.

      17. Tenant shall not operate space heaters or other heating or ventilating equipment without the express prior written consent of Landlord in each instance first obtained. Tenant shall not install or operate any electrical equipment, appliances or lighting fixtures in the Premises which are not listed and labeled by Underwriter's Laboratories or other testing organization acceptable to Landlord.


                                                       Exhibit "B" - Page 3 of 3

                                   EXHIBIT "C"
                      TO AGREEMENT OF LEASE BY AND BETWEEN
                             NBP 132, LLC, LANDLORD
                   AND AMERITRADE HOLDING CORPORATION, TENANT

                                 LANDLORD'S WORK

             (PROJECT DESCRIPTION, SCHEDULE OF LANDLORD'S ITEMS AND
                  COMMUNICATIONS INFRASTRUCTURE REQUIREMENTS)

                                   EXHIBIT "D"
                      TO AGREEMENT OF LEASE BY AND BETWEEN
                             NBP 132, LLC, LANDLORD
                   AND AMERITRADE HOLDING CORPORATION, TENANT


                              ESTOPPEL CERTIFICATE


Tenant:  AMERITRADE HOLDING CORPORATION

To:      NBP 132, LLC
         c/o Corporate Office Properties Trust
         Suite 400, 8815 Centre Park Drive
         Columbia, Maryland  21045

Re:      132 National Business Park
         Annapolis Junction, Maryland 20701

1. Ameritrade Holding Corporation, a Delaware corporation is the named Tenant ("Tenant"), and NBP 132, LLC, is the Landlord ("Landlord") under a Lease dated ____________________, located at the Property ("Property") identified above. The Lease, together with the amendments: (collectively, "Lease") constitutes the entire agreement between Landlord and Tenant with respect to the Property and the Premises (hereafter defined). There are no other lease documents, commitments, options or rights with respect to the Property or the Premises and there are no other representations, warranties, agreements, concessions, commitments, or other understandings between the Tenant and the Landlord regarding the Property or the premises demised other than as set forth in the Lease or this paragraph 1.

2. Tenant occupies Suite Number ________, with a Rentable Square Footage Area of ___________ (the "Premises"). Tenant's Pro Rata Share of the Property is _____%

3. The Term of the Lease commenced _____________ and will expire _____________. Tenant is the actual occupant in possession of the Premises and has not sublet, assigned or hypothecated its leasehold interest. All improvements to be constructed on the Premises by Landlord have been completed and accepted by Tenant and any tenant construction or improvement allowances have been paid.

4. As of this date, to Tenant's knowledge, no breach or default exists on the part of Tenant under the Lease, and there exists no facts that, with the passage of time or the giving of notice, or both, would constitute a default. To Tenant's knowledge, no breach or default exists on the part of Landlord under the Lease, and there exists no facts that, with the passage of time or the giving of notice, or both, would constitute a default. Neither Tenant nor Landlord has commenced any action or given or received any notice for the purpose of terminating the Lease.

5. Base Rent is currently payable in the amount of __________ per month. Pursuant to the Lease, Tenant is obligated to pay as additional rent its pro-rata share of operating expenses and real estate taxes which exceed the operating expense stop and real estate expense stop set forth in the Lease. The monthly base rent has been paid through ________, except: .

6. No rent has been paid in advance, and Tenant has no claim or defense against Landlord under the Lease and is asserting no offsets or credits against either the rent or Landlord. Tenant has no claim against Landlord for any security or other deposits except $ which was paid pursuant to the Lease. Tenant has no right to any free rent, rent abatement, rent credit, or other rent concession.

7. Tenant has no right to renew or extend the term of the Lease, or to expand the size of the Premises, except: ______________________________.

      Tenant has no interest in or option or preferential right to purchase all or any part of the Premises or the Property of which it forms a part, other than its right to lease the Premises as Tenant under the Lease.

8. Tenant has no rights of termination or expansion with the terms of the Lease except: ___________________________________.

9. All insurance required of Tenant by the Lease has been provided by Tenant and all premiums paid.

10. There has not been filed by or against Tenant a petition in bankruptcy, voluntary or otherwise, any assignment for the benefit of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States or any state thereof, or any other action brought under the bankruptcy laws with respect to Tenant.

11. Tenant has not received any notice of Landlord's prior sale, transfer, or assignment, hypothecation or pledge of the Lease or any of the rents or other amounts to be paid by Tenant pursuant thereto.

12. Tenant has received no notice from any governmental authority or other person or party claiming a violation of, or requiring compliance with, any Federal, State or local statute, ordinance, rule or regulation or the requirement of law for environmental contamination at the Premises, to the best knowledge of Tenant, the Tenant is in compliance with all applicable provisions of the Industry Site Recovery Act, and no hazardous, toxic, or polluting substances or wastes have been generated, treated, manufactured, stored, refined, used, handled, transported, released, spilled, disposed of or deposited by Tenant on, in or under the Premises.

This Tenant Estoppel Certificate may be relied upon by the Landlord, Landlord's mortgagee, and their respective successors and assigns.

DATED: _____, 1999

WITNESS/ATTEST:                    AMERITRADE HOLDING CORPORATION


________________________           BY:___________________________________
                                   Printed Name:_________________________
                                   Title:________________________________



                                                       Exhibit "D" - Page 2 of 4

                                   EXHIBIT "E"
                      TO AGREEMENT OF LEASE BY AND BETWEEN
                             NBP 132, LLC, LANDLORD
                   AND AMERITRADE HOLDING CORPORATION, TENANT

                                     FORM OF

             SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

      THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this "Agreement") is made by and between ALLFIRST BANK ("Lender"), AMERITRADE HOLDING CORPORATION, a Delaware corporation, with its principal place of business at 4211 South 102nd Street, Omaha, Nebraska 68127 ("Tenant"), and NBP 132, LLC, a Maryland limited liability company ("Landlord").

                                    RECITALS:

      A. Lender has made or is about to make a loan (together with all advances and increases, the "Loan") to Corporate Office Properties, L.P., a limited company partnership ("Borrower").

      B. Landlord, an entity related to Borrower, as landlord, and Tenant have entered into a lease dated ____________ (the "Lease") which leased to Tenant the premises located at 132 National Business Park, Annapolis Junction, Maryland (the " Leased Space") located in the Property (defined below).

      C. The Loan is secured by the Indemnity Deed of Trust, Assignment and Security Agreement recorded or to be recorded in the official records of the County of Anne Arundel State of Maryland (together with all advances, increases, amendments or consolidations, the "Mortgage") and the Assignment of Lessor's Interest in Leases recorded or to be recorded in such official records (together with all amendments or consolidations , the "Assignment"), assigning to Lender the Lease and all rent, additional rent and other sums payable by Tenant under the Lease (the "Rent").

      D. The Mortgage encumbers the real property, improvements and fixtures located at 132 National Business Park, Annapolis Junction, Anne Arundel , State of Maryland, commonly known as "132 National Business Park" and described on Exhibit "A" (the "Property).

      IN CONSIDERATION of the mutual agreements contained in this Agreement, Lender and Tenant agree as follows:

      1. Subject to the terms of Section 4 below, the Lease and all of Tenant's rights under the Lease are and will remain subject and subordinate to the lien of the Mortgage and all of Lender's rights under the Mortgage and Tenant will not subordinate the Lease to any other lien against the Property without Lender's prior consent.

      2. This Agreement constitutes notice to Tenant of the Mortgage and the Assignment and, upon receipt of notice from Lender, Tenant will pay the Rent as and when due under the Lease to Lender and the payments will be credited against the Rent due under the Lease.

      3. Tenant does not have and will not, without Lender's prior consent, acquire any right or option to purchase any portion of or interest, in the Property.

      4. Tenant and Lender agree that if Lender exercises its remedies under the Mortgage or the Assignment and if Tenant is not then in default beyond any applicable grace and cure periods under the Lease:


                                                       Exhibit "E" - Page 1 of 4

         (a) Lender will not name Tenant as a party to any judicial or non-judicial foreclosure or other proceeding to enforce the Mortgage unless joinder is required under applicable law but in such case Lender will not seek affirmative relief against Tenant, the Lease will not be terminated and Tenant's possession of the Leased Space will not be disturbed;

         (b) If Lender or any other entity (a "Successor Landlord") acquires the Property through foreclosure, by other proceeding to enforce the Mortgage or by deed-in-lieu of foreclosure (a "Foreclosure") Tenant's possession of the Leased Space will not disturbed and the Lease will continue in full force and effect between Successor Landlord and Tenant; and

         (c) If, notwithstanding the foregoing, the Lease is terminated as a result of a Foreclosure, a lease between Successor Landlord and Tenant will be deemed created, with no further instrument required, on the same terms as the Lease except that the term of the replacement lease will be the then unexpired term of the Lease. Successor Landlord and Tenant will execute a replacement lease at the request of either.

      5. Upon Foreclosure and subject to the terms of Section 4 above, Tenant will recognize and attorn to Successor Landlord as the landlord under the Lease for the balance of the term. Tenant's attornment will be self-operative with no further instrument required to effectuate the attornment except that at Successor Landlord's request, Tenant will execute instruments reasonably satisfactory to Successor Landlord confirming the attornment.

      6. Upon Foreclosure and subject to the terms hereinafter set forth, Successor Landlord agrees to bound by the terms and conditions of the Lease for the duration of the Term; provided, however, Successor Landlord will not be:

         (a) liable in damages for any act or omission of any prior landlord under the Lease occurring before the date of the Foreclosure except for obligations of a continuing nature imposed on the landlord under the Lease and for which Lender received notice of prior to the date of Foreclosure;

         (b) required to credit Tenant with any Rent paid more than one month in advance or for any security deposit unless such Rent or security deposit has been delivered to Successor Landlord;

         (c) bound by a reduction of the Rent unless the reduction is in connection with an extension or renewal of the Lease in accordance with the terms of the Lease or was made with Lender's prior consent;

         (d) bound by any reduction of the term of the Lease or any termination, cancellation or surrender of the Lease inconsistent with the terms of the Lease;

         (e) bound by any amendment, renewal or extension of the Lease entered into without Lender's prior consent, except for non-material modifications to the Lease which do not affect the economic terms of the Lease and except for amendments which may have contemplated by the Lease (i.e., renewal of the Term);

         (f) subject to any credits, offsets, claims, counterclaims or defenses that Tenant may have that arose prior to the date of the Foreclosure as a result of any misrepresentation by any party other than Successor Landlord, or liable for any damages Tenant may suffer as a result of any misrepresentation, by any party other than Successor Landlord;

      7. Lender will have the right, but not the obligation, to cure any defaults by Landlord under the Lease. Tenant will notify Lender of any default that would entitle

                                                       Exhibit "E" - Page 2 of 4

Tenant to terminate the Lease or abate the Rent and any notice of termination or abatement will not be effective unless Tenant has so notified Lender of the default.

      8. All notices, requests or consents required or permitted to be given under this Agreement must be in writing and sent by certified mail, return receipt requested or by nationally recognized overnight delivery service providing evidence of the date of delivery, with all charges prepaid, addressed to the appropriate party at the address set forth above.

      9. Any claim by Tenant against Successor Landlord under the Lease or this Agreement will be satisfied solely out of Successor Landlord's interest in the Property and Tenant will not seek recovery against or out of any other assets of Successor Landlord. Successor Landlord will have no liability or responsibility for any obligations under the Lease that arise subsequent to any transfer of the Property by Successor Landlord, provided that the such successor assumes all of Successor Landlord's obligations under the Lease.

      10. This Agreement is governed by and will be construed in accordance with the laws of the state or commonwealth in which the Property is located.

      11. Lender and Tenant waive trial by jury in any proceeding brought by, or counterclaim asserted by, Lender or Tenant relating to this Agreement.

      12. If there is a conflict between the terms of the Lease and this Agreement, the terms of this Agreement will prevail as between Successor Landlord and Tenant.

      13. This Agreement binds and inures to the benefit of Lender and Tenant and their respective successors, assigns, heirs, administrators, executors, agents and representatives.

      14. This Agreement contains the entire agreement between Lender and Tenant with respect to the subject matter of this Agreement, may be executed in counterparts that together constitute a single document and may be amended only by a writing signed by Lender and Tenant.

      15. Tenant certifies that: the Lease represents the entire agreement between the landlord under the Lease and Tenant regarding the Leased Space; the Lease is in full force and effect; to Tenant's knowledge, neither party is in default under the Lease beyond any applicable grace and cure periods and no event has occurred which with the giving of notice or passage of time would constitute a default under the Lease; and all conditions to be performed to date by the Landlord under the Lease have been satisfied.

      IN WITNESS WHEREOF, Lender, Tenant and Landlord have executed and delivered this Agreement as of ___________________ , 1999.

                                ALLFIRST BANK


                                By: ____________________________
                                Name:___________________________
                                Title:__________________________

                                AMERITRADE HOLDING CORPORATION


                                By: _______________________________
                                Name: _____________________________
                                Title: ____________________________


                                                       Exhibit "E" - Page 3 of 4

                                Title: ____________________________
                                NBP 132, LLC

                                By: _______________________________
                                Name: _____________________________
                                Title: ____________________________

STATE OF MARYLAND, _________________________, TO WIT:

      I HEREBY CERTIFY, that on this ___ day of ____________, 1999, before me, the undersigned Notary Public of the State, personally appeared , known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, and acknowledged himself/herself to be the of ALLFIRST BANK, a _________ corporation, and that he/she, as such , being authorized so to do, executed the foregoing instrument on behalf of the Corporation by himself/herself as such .

      WITNESS my hand and Notarial Seal.


                                            Notary Public
My Commission Expires:

STATE OF MARYLAND, _______________________, TO WIT:

      I HEREBY CERTIFY, that on this ___ day of ____________, 1999, before me, the undersigned Notary Public of the State, personally appeared , known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, and acknowledged himself/herself to be the of AMERITRADE HOLDING CORPORATION, a Delaware corporation, and that he/she, as such , being authorized so to do, executed the foregoing instrument on behalf of the Corporation by himself/herself as such .

      WITNESS my hand and Notarial Seal.


                                            Notary Public
My Commission Expires:

STATE OF MARYLAND, _______________________, TO WIT:

      I HEREBY CERTIFY, that on this ___ day of ____________, 1999, before me, the undersigned Notary Public of the State, personally appeared ________________ known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, and acknowledged himself/herself to be the ___________ of NBP 132, LLC, a Maryland limited liability company, and that he/she, as such ______________, being authorized so to do, executed the foregoing instrument on behalf of the limited liability company by himself/herself as such .

      WITNESS my hand and Notarial Seal.


                                            Notary Public
My Commission Expires:


{NOTE: Attach Property Description as Exhibit A}


                                                       Exhibit "E" - Page 4 of 4

                                   EXHIBIT "F"
                      TO AGREEMENT OF LEASE BY AND BETWEEN
                             NBP 132, LLC, LANDLORD
                   AND AMERITRADE HOLDING CORPORATION, TENANT

         FORM OF COMMENCEMENT DATE AGREEMENT

                           COMMENCEMENT DATE AGREEMENT


      THIS COMMENCEMENT DATE AGREEMENT is made this _______ day of __________, 2000, between NBP 132, LLC ("Landlord") and AMERITRADE HOLDING CORPORATION ("Tenant").

      Landlord and Tenant have entered into a certain Agreement of Lease (the "Lease") dated ____________, 199__ demising certain space consisting of ___________ rentable square feet in the in the building located at and having an address of ___________________ (the "Building"). All of the capitalized terms herein shall have the same respective definitions as set forth in the Lease.

      Pursuant to the provisions of Article 3 of the Lease, Landlord and Tenant, intending to be legally bound hereby, acknowledge and agree that the Commencement Date shall be the ________ day of ___________, 2000, and that the term of the Lease shall end on the _____ day of __________, 2000, at 11:59 p.m., unless sooner terminated or extended, as provided in the Lease. As supplemented hereby, the Lease shall continue in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Commencement Date Agreement on this _____ day of ________, 2000.

WITNESS OR ATTEST:               LANDLORD:
                                 NBP 132, LLC


__________________               By: ___________________________(SEAL)
                                 Name:__________________________
                                 Title:_________________________

WITNESS OR ATTEST:               TENANT:
                                 AMERITRADE HOLDING CORPORATION

___________________              By: ___________________________(SEAL)
                                 Name:__________________________
                                 Title: ________________________


                                                         Exhibit F - Page 1 of 4

                                   EXHIBIT "G"
                      TO AGREEMENT OF LEASE BY AND BETWEEN
                             NBP 132, LLC, LANDLORD
                   AND AMERITRADE HOLDING CORPORATION, TENANT

RIGHT OF OTHER TENANTS IN OTHER EXISTING PARK BUILDINGS

Building                       Tenant and Date of Lease        Description of Right
--------                       ------------------------        --------------------
133 National Business Park     Applied Signal Technology       During initial seven (7) year term of
                                                               lease, Tenant shall have a continuous
                                                               right

                               (5/29/96)                       of first offer to lease all or any
                                                               portion of rentable area comprised of
                                                               approximately 30,000 rsf on the second
                                                               floor of the building.

                               e.spire communications          First right of refusal on any and all
                               (8/26/97)                       portion of rentable office space in the
                                                               building.

134 National Business Park     Booz Allen & Hamilton           Continuing right of first refusal of
                                                               any space on the fourth floor of the
                                                               building.
                               (12/24/98)

135 National Business Park     Credit Management Solutions     Continuing right of first refusal for
                               (4/27/98)                       all or any portion of rentable area of
                                                               the building which is not contained
                                                               within the premises.

141 National Business Park     Stanford Telecommunications     Continuous right of first refusal of
                               (Pursuant to 1st Am, 3/24/98)   Suite 204 containing 12,203 rsf shown
                                                               on Exhibit B to First Amendment.

                               J.G. Van Dyke & Associates      Continuous right of first refusal on
                               (9/30/91)                       adjoining 5,061 rsf.

                                   EXHIBIT "H"
                      TO AGREEMENT OF LEASE BY AND BETWEEN
                             NBP 132, LLC, LANDLORD
                   AND AMERITRADE HOLDING CORPORATION, TENANT

             DEFINITION OF "SUBSTANTIAL COMPLETION OF BASE BUILDING"